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                                                                    EXHIBIT 4.11

                                                                Auburn Agreement

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                                    AGREEMENT
                                       FOR
                           PURCHASE AND SALE OF STOCK
                                       OF
                           AUBURN HOSIERY MILLS, INC.,
                             A KENTUCKY CORPORATION
                                (THE "COMPANY"),


                                  BY AND AMONG
                              DELTA GALIL USA INC.,
                             A DELAWARE CORPORATION
                                 ("DELTA USA"),

                          DELTA GALIL INDUSTRIES, LTD.,
                             AN ISRAELI CORPORATION
                                   ("DELTA"),

                            DELTA GALIL HOLLAND, B.V.
                            A NETHERLANDS CORPORATION
                               ("DELTA HOLLAND"),

                               GCW HOLDINGS, INC.,
                             A DELAWARE CORPORATION
                                 ("STOCKHOLDER")

                               GCI SPAINCO, S.L.,
                              A SPANISH CORPORATION
                                   ("SPAINCO")

                                       AND
                                KELLWOOD COMPANY.
                             A DELAWARE CORPORATION
                                  ("KELLWOOD")


                                OCTOBER 30, 2003

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                                    AGREEMENT

                                       FOR

                           PURCHASE AND SALE OF STOCK

        THIS AGREEMENT (the "AGREEMENT") is made and entered into as of the 30th day of October, 2003, by and among GCW Holdings, Inc., a Delaware corporation ("STOCKHOLDER") and the sole stockholder of Auburn Hosiery Mills, Inc., a Kentucky corporation (the "COMPANY"), GCI Spainco, S.L., a Spanish corporation ("SPAINCO") and the sole stockholder of Sport Socks Co.(Ireland), Limited, an Irish corporation (the "IRISH SUBSIDIARY"), Kellwood Company, a Delaware corporation and the indirect parent corporation of the Stockholder ("KELLWOOD," and collectively with the Stockholder and Spainco, the "SELLERS"), Delta Galil USA Inc., a Delaware corporation ("DELTA USA"), Delta Galil Holland, B.V., a Netherlands corporation ("DELTA HOLLAND") and Delta Galil Industries Ltd, an Israeli corporation and the direct parent corporation of Delta USA ("DELTA," and collectively with Delta USA, the "BUYERS").

        WHEREAS, Stockholder is the record and beneficial owner of all of the issued and outstanding capital stock, $100.00 par value per share, of the Company (the "STOCK");

        WHEREAS, Spainco is the registered and beneficial owner of all of the issued and outstanding shares of (euro)1.269738 in the capital of the Irish Subsidiary (the "IRISH STOCK"); and the record and beneficial owner of all of the outstanding capital stock of the two (2) subsidiaries listed on SCHEDULE 3.5 (the "OTHER SUBSIDIARIES" and with Spainco and the Irish Subsidiary, collectively, the "SUBSIDIARIES"); and

        WHEREAS, the Company and Subsidiaries are engaged in the design, development, manufacture, importation, marketing, distribution and sale of hosiery (the "BUSINESS");

        WHEREAS, Delta USA desires to purchase from Stockholder, and Stockholder desires to sell to Delta USA, the Stock (which will include ownership of the Other Subsidiaries) on the terms and conditions set forth herein;

        WHEREAS, Delta Holland desires to purchase from Spainco, and Spainco desires to sell to Delta Holland, the Irish Stock on the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the mutual premises and promises herein contained, the parties agree as set forth below.

                                    ARTICLE I

                                 THE TRANSACTION

        1.1. PURCHASE AND SALE OF STOCK. (a) Subject to the terms and conditions of this Agreement, Spainco hereby agrees to sell, transfer, convey, assign and deliver to Delta Holland, and Delta Holland hereby agrees to purchase, acquire and accept from Spainco, all right, title and interest in and to the Irish Stock, at the Irish Closing on the Irish Closing Date (as defined in Section 2.1 herein), free and clear of any Encumbrance whatsoever. At

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the Irish Closing, Spainco shall deliver to Delta Holland certificates representing all of the Irish Stock free and clear of any Encumbrance along with appropriate stock transfer forms duly executed by Spainco. For purposes of this Agreement, "ENCUMBRANCE" shall mean any lien, mortgage, pledge, claim, security interest, imperfection in title or other third-party right or interest of any kind whatsoever, or restrictive agreement, conditional sales agreement, option, encumbrance or charge of any kind whatsoever.

                (b) Subject to the terms and conditions of this Agreement, Stockholder hereby agrees to sell, transfer, convey, assign and deliver to Delta USA, and Delta USA hereby agrees to purchase, acquire and accept from the Stockholder, all right, title and interest in and to the Stock, at the Auburn Closing on the Auburn Closing Date (as defined in
        Section 2.1 herein), free and clear of any Encumbrance whatsoever. At the Auburn Closing, Stockholder shall deliver to Delta USA certificates representing all of the Stock free and clear of any Encumbrance along with appropriate stock powers duly executed by the Stockholder.

        1.2. PURCHASE PRICE. (a) Subject to Section 1.3, the aggregate purchase price (the "PURCHASE PRICE") for the Stock shall be Seven Million Dollars ($7,000,000). Except for $500,000 in cash which shall remain in the Irish Subsidiary on the Irish Closing Date (the "REMAINING CASH"), all other cash, including all cash collections (subject to Section 5.3 hereof) through the day prior to Auburn Closing, and the life insurance policy listed on SCHEDULE
1.2 shall be transferred to and remain the property of Sellers.

                (b) The aggregate purchase price (the "IRISH PURCHASE PRICE") for the Irish Stock shall be One Hundred Dollars ($100.00).

        1.3. PURCHASE PRICE ADJUSTMENT. The Purchase Price shall be subject to adjustment as specified in this Section 1.3:

                (a) The Purchase Price shall be adjusted upward to the extent of the Remaining Cash plus certain expenses actually paid as set forth on SCHEDULE 1.3 which sets forth the specific nature of such expenses (the "Shutdown Expenses") and amounts actually paid by the Sellers prior to the Closing in connection with the shut down of the operations of the Irish Subsidiary or with the restructuring of the operations of the Company.

                (B) The Purchase Price shall be adjusted downward by the purchase price paid (I.E., $245,000) for certain equipment by Affiliates of Buyers from the Irish Subsidiary pursuant to that certain Equipment Purchase and Sale Agreement dated October 23, 2003. For purposes of this Agreement, "AFFILIATE" shall mean an affiliate of an individual or entity as the term "affiliate" is defined in the rules and regulations promulgated under the Securities Act of 1933, as amended.

                (c) Buyers shall be entitled to receive the benefit or credit for any government rebates or credits ("CREDITS") associated with or related to the discontinuance, restructuring or shut down of the operations of the Company or any Subsidiaries, whether or not Credits are received prior to or after the Closing Date. The Purchase Price shall be adjusted downward for any Credits received by Sellers or received by the Company or Subsidiaries prior to Closing.

        1.4 INTERCOMPANY LOANS AND INDEBTEDNESS. Any (i) intercompany loans, indebtedness, charges or payables, or (ii) payments related to employee benefits provided to Employees (as hereinafter defined) prior to the Auburn Closing ("BENEFIT Payments") owed by the Company or any Subsidiary to Kellwood or any of Kellwood's subsidiaries or Affiliates or any trust shall be forgiven or satisfied prior to the Auburn Closing. Any and all Benefit Payments assessed after the Auburn Closing shall be paid or assumed by Kellwood.

        1.5 SECTION 338(H)(10) ELECTION. The Sellers and Buyers shall jointly make or cause to be made timely and irrevocable elections under Section 338(h)(10) of the Code with respect to the sale of all or any of the Company Stock hereunder and, if permissible, similar elections under any applicable state or local income tax laws (the "ELECTIONS"). Sellers and Buyers shall report the transactions consistent with such elections under Section 338(h)(10) of the Code or any similar state, local or foreign tax provision and shall take no position contrary thereto unless and to the extent required to do so pursuant to a determination (as defined in Section 1313(a) of the Code or any similar state, local or foreign tax provision).

                Buyers shall be responsible for preparing drafts of all forms, attachments and schedules necessary to effectuate the Elections (including, without limitation, Internal Revenue Service Forms 8023 and 8883 and any similar forms under applicable state or local income tax laws) (the "SECTION 338 FORMS"). As soon as reasonably practicable following the Auburn Closing Date, and in no event more than one hundred twenty business days thereafter, Buyers shall furnish Sellers with a copy of each such draft Section 338 Forms prepared by Buyers together with a copy of a report (the "ALLOCATION REPORT") of the proposed allocation pursuant to Article 1.6. Sellers shall have thirty (30) business days to disagree with the Section 338 Forms and Allocation Report prepared by Buyers and, in the event of any such disagreement, the parties shall act in good faith to come to agreement thereon.

                Buyers and Sellers agree that none of them shall, or shall permit any of their Affiliates to, take any action to modify the Section 338 Forms following the execution thereof, or to modify or revoke the Elections following the filing of the Section 338 Forms, without the written consent of Buyers and Sellers.

                Buyers and the Company shall, and shall cause their respective Affiliates to, file all Tax Returns in a manner consistent with the information contained in the Section 338 Forms filed and the allocation provided pursuant to
Section 1.6.

        1.6 ALLOCATION OF PURCHASE PRICE. Sellers and Buyers agree to allocate the price at which the Company is deemed to have sold its assets pursuant to Section 338(h)(10) of the Code and in a manner consistent with the methodology set forth in Schedule 1.6 attached hereto. Any adjustment to the consideration paid pursuant to this Agreement shall result in an appropriate adjustment to such allocation.

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                                   ARTICLE II

                        THE CLOSING AND TRANSFER OF STOCK

        2.1 CLOSING. The consummation of the purchase and sale contemplated by this Agreement except for the sale and transfer of the Irish Stock (the "AUBURN CLOSING") shall occur at the offices of Pryor Cashman Sherman and Flynn LLP, 410 Park Avenue, New York, New York 10022, no later than the fifth (5th) business day following the satisfaction or waiver of all of the conditions to Closing set forth in Articles VII and VIII hereof, or such other time, place and date as may be mutually agreed upon by the parties hereto. The date of the Auburn Closing is sometimes referred to herein as the "AUBURN CLOSING DATE". The Auburn Closing shall immediately follow the transfer and sale of the Irish Stock from Spainco to Delta Holland (the "IRISH CLOSING"). The date of the Irish Closing is sometimes referred to herein as the "IRISH CLOSING DATE", which shall take place at the offices of Pryor Cashman Sherman & Flynn.

        2.2 DELIVERIES BY BUYERS. Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and agreements of the Company and Sellers contained in this Agreement, and in consideration of the transfer and sale of the Stock, the Buyers agree to deliver at the Auburn Closing the following, all reasonably satisfactory in form and substance to Sellers (the delivery of which may be waived in writing by Sellers):

                (a) a wire transfer of the Purchase Price as adjusted pursuant to Section 1.3;

                (b) a Certificate of the Secretary of the Buyers as to the resolutions authorizing the transactions contemplated hereby;

                (c) a certificate signed by an officer of the Buyers certifying that the conditions to Auburn Closing described in Article VIII have been fulfilled;

                (d) an executed copy of the letter agreement among Delta, Kellwood and Wilson Sporting Goods Co. ("WILSON") regarding Wilson's approval of the change in control of Company. This letter agreement shall be completed and executed in a form sufficient to obtain Wilson's consent to the change in control of the Company and shall be in a form substantially similar to that provided in EXHIBIT 2.2 attached hereto ("the "WILSON LETTER AGREEMENT");

                (e) an executed copy of a Letter of Credit in accordance with the terms of Section 8.4 of this Agreement; and

                (f) such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

        2.3 DELIVERIES BY SELLERS. Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and agreements of the Buyers contained in this Agreement, and in consideration of the Purchase Price for the Stock, the Sellers agree to deliver (or cause to be delivered) to the Buyers at the Auburn Closing those instruments listed below, all reasonably satisfactory in form and substance to the Buyers (the delivery of which may be waived in writing by the Buyers):

                (a) stock certificates, with fully executed stock powers, evidencing the Stock and any other documentation necessary or appropriate to effect the transfer ownership thereof to Delta USA (and with respect to the Irish Closing, share certificates, with fully executed stock transfer forms, evidencing the Irish Stock and any other documentation necessary or appropriate to effect the transfer ownership thereof to Delta Holland);

                (b) certificates of the Secretaries of the Sellers certifying as to the resolutions of the Sellers authorizing the transactions contemplated hereby;

                (c) a certificate of good standing and/or subsistence, dated as of a recent date prior to the Auburn Closing, issued by the Secretary of State of the State of Kentucky and of each other jurisdiction in which the Company is qualified to do business;

                (d) all corporate minute and stock books, stock ledgers and corporate seals of the Company and its Subsidiaries;

                (e) written resignations from all officers and directors of the Company and its Subsidiaries;

                (f) certificates signed by the Sellers certifying that the conditions to Auburn Closing described in Article VII have been fulfilled;

                (g)     evidence of receipt of all consents set forth on
        SCHEDULE 3.3;

                (h)     an executed copy of the Wilson Letter Agreement;

                (i) a list of all bank accounts, safe deposit boxes, brokerage accounts and other institutional accounts of the Company and its Subsidiaries as of the Auburn Closing Date together with complete executed corporate banking resolutions relating to all such accounts providing that Aviram Lahav has sole authority over the funds in such accounts;

                (j) monthly Revenue Statements, listed by Customer, for the three-month period July 1, 2003 to September 30, 2003; and

                (k) such other endorsements, instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

        At the Auburn Closing, the Sellers shall take all steps necessary to place the Delta USA in actual possession and operating control of the Business and the Company. At the Irish Closing, the Sellers shall take all steps necessary to place Delta Holland in actual possession and operating control of the Irish Subsidiary.

                                   ARTICLE III
                        REPRESENTATIONS AND WARRANTIES OF
                                   THE SELLERS

        Each of the Sellers hereby, jointly and severally, represents and warrants to Buyers that each of the statements contained in this Article III is accurate, correct and complete as of the date hereof and as of the Auburn Closing Date.

        3.1. AUTHORITY. Each of the Sellers has full right, power and authority, without the consent of any other person, to enter into this Agreement and the Related Documents to be executed and delivered by the Sellers pursuant hereto or in connection with the transactions contemplated hereby and thereby, and to consummate the transactions contemplated hereby and thereby. All acts or proceedings required to be taken by the Company or the Sellers to authorize the execution, delivery and performance of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. For purposes of this Agreement, "RELATED DOCUMENTS" shall mean all other agreements, instruments, documents and certificates to be executed and delivered pursuant to this Agreement

        3.2. VALIDITY. This Agreement has been, (and, when executed and delivered at Auburn Closing, each Related Document, will be) duly executed and delivered by, and constitute lawful, valid and legally binding obligations of Sellers enforceable in accordance with their respective terms. Except where consent is required by certain agreements listed in SCHEDULE 3.3, the execution and delivery of this Agreement and each of the Related Documents and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof does not and will not result in the creation of any Encumbrance of any kind upon any of the Company's assets or give rise to a right of termination, cancellation or acceleration of any indebtedness or other obligation of the Company or to loss of a material benefit and are not prohibited by, do not violate or conflict with any provision of, and do not constitute a default under or a breach (with or without notice or lapse of time, or both) of (a) the articles of incorporation or by-laws of the Company, (b) any note, bond, mortgage, indenture, deed of trust, commitment, loan, contract, agreement, permit, license or other instrument to which the Company or Sellers is a party or by which the Company or Sellers or any of their respective properties or assets are bound, (c) any order, writ, injunction, decree or judgment of any court or governmental agency applicable to the Company or Sellers or the property or assets of any of them, or (d) any statute, law, ordinance, rule or regulation applicable to the Company or Sellers or the property or assets or any of them.

        3.3. CONSENTS Except as set forth on SCHEDULE 3.3, no material consent, approval, order or authorization of, or declaration, filing ,registration or other action with any court, administrative agency or other governmental authority, and consent or waiver of any party to any Contract is required to be obtained by the Company or Sellers in connection with the execution, delivery and performance of this Agreement and each Related Document or the consummation by the Company or Sellers of the transactions contemplated hereby and thereby. For purposes of this Agreement, "CONTRACT" shall mean any contract, license agreement, commitment, lease, or restriction of any kind to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the Company's or any of it's Subsidiaries' assets are subject.

        3.4. CAPITAL STOCK. (a) The Company's entire equity capital consists of two thousand six hundred eighty (2,680) authorized shares, $100.00 par value per share, of which there are two thousand six hundred eighty issued and outstanding shares, all of which are owned beneficially and of record by the Stockholder. The capitalization, including debt and equity, of the Company is accurately reflected in the Financial Statements in SCHEDULE 3.6. All outstanding shares of Stock are duly authorized, validly issued, fully paid and nonassessable, are owned by the Stockholder free and clear of any Encumbrances, and were not issued in violation of any preemptive subscription or other right of any person to acquire securities and constitute in the aggregate all the issued and outstanding capital stock of all classes. Upon delivery to Delta USA at the Auburn Closing of certificates representing the Stock, good and valid title to the Stock will pass to Delta USA, free and clear of any Encumbrances. There is no outstanding subscription, option, convertible or exchangeable security, preemptive right, warrant, call or agreement (other than this Agreement) relating to the Stock or the capital stock of the Company and Subsidiaries or other obligation or commitment to issue any shares of Stock or capital stock of the Company and Subsidiaries. There are no voting trusts or other agreements, arrangements or understandings applicable to the exercise of voting or any other rights with respect to any Stock. Stockholder has good, marketable and indefeasible title to all of the Stock and the absolute right to sell, assign, transfer and deliver the Stock registered in Stockholder's name to Delta USA, free and clear of all claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, hypothecations, prior assignments, title retention agreements, security agreements or any other limitation, encumbrance or restriction of any kind. The Company and the Sellers have not violated any applicable federal, state or foreign securities laws in connection with the offer and the sale of the Stock. Except for the Company's Subsidiaries, the Company does not own stock or have any equity investment, membership or other interest in, does not have the right to acquire any such interest, and does not control, directly or indirectly, any corporation, limited liability company, association, partnership, joint venture or other entity and has not had such an ownership or control relationship with any such entity.

        (b)     The Irish Subsidiary has an authorized share capital of
(euro)6,346,690 divided into 5,000,000 ordinary shares of (euro)1.269738 of which 1,723,800 are issued and fully paid and all of which are owned beneficially by Spainco who is also the registered holder. The capitalization, including debt and equity, of the Irish Subsidiary is accurately reflected in the Financial Statements in SCHEDULE 3.5. All shares of Irish Stock in issue are duly authorized, validly issued, fully paid and nonassessable, are owned by Spainco free and clear of any Encumbrances, and were not issued in violation of any preemptive subscription or other right of any person to acquire securities and constitute in the aggregate all the issued and outstanding share capital of all classes. Upon delivery to Delta Holland at the Irish Closing of certificates representing the Irish Stock, together with duly executed stock transfer forms, good and valid title to the Irish Stock will pass to Delta Holland, free and clear of any Encumbrances. There is no outstanding subscription, option, convertible or exchangeable security, preemptive right, warrant, call or agreement (other than this Agreement) relating to the Irish Stock or other obligation or commitment to issue any shares of Irish Stock. There are no voting trusts or other agreements, arrangements or understandings applicable to the exercise of voting or any other rights with respect to the Irish Stock. Spainco has good, marketable and indefeasible title to all of the Irish Stock and the absolute right to sell, assign, transfer and deliver the Irish Stock registered in Spainco's name to Delta Holland, free and clear of all claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, hypothecations, prior assignments, title retention agreements, security agreements or any other limitation, encumbrance or restriction of any kind. Spainco has not violated any applicable federal, state or foreign securities laws in connection with the offer and the sale of the Irish Stock.

        3.5. DUE ORGANIZATION. Each of the Company and the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation, and has full power and authority and all requisite rights, licenses, permits and franchises to own, lease and operate its assets and to carry on, in all material respects, the Business. Each of the Company and the Subsidiaries is duly licensed, registered and qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership, leasing or operation of its assets or the conduct of its business requires qualification, except where such failure will not materially adversely affect the Business. SCHEDULE 3.5 sets forth a complete list of the Company's Subsidiaries. Schedule 3.5 sets forth each state or other jurisdiction in which the Company and the Subsidiaries are licensed or qualified to do business. Each of the Company and the Subsidiaries has delivered to Buyers an accurate and complete copy of its articles of incorporation, by-laws and any other constituent documents.

        3.6. FINANCIAL STATEMENTS. The unaudited financial statements of the Company and its Subsidiaries for the seven month period ended January 31, 2003 and the eight-month period ended September 30, 2003 attached hereto as SCHEDULE 3.6 (the "FINANCIAL STATEMENTS") are, (a) accurate, correct and complete, (b) prepared in accordance with the books of account and records of the Company and its Subsidiaries, (c) present fairly the financial condition and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated and (d) prepared from the books and records of the Company but do not contain all of the footnotes required by generally accepted accounting principles ("GAAP") and are subject to year-end adjustments. Such financial statements for the interim period reflects all reserves and adjustments necessary for a fair presentation of financial position and, to the extent presented, changes in financial position and results of operations for the period presented. The books and records of the Company and its Subsidiaries to which such statements relate are complete and fully and fairly reflect bona fide transactions set forth therein.

        3.7. INTERIM CHANGE. (a) Except as set forth on SCHEDULE 3.7, since July 31, 2003:

                (i) the Business has been conducted by the Company and its Subsidiaries only in the ordinary course consistent with past practices;

                (ii) with respect to the Business, neither the Company nor any of its Subsidiaries has:

                        (A) suffered any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting the Business;

                        (B) forgiven, reduced or cancelled any debts or obligations owing to the Company or its Subsidiaries, or waived any claims or rights other than in the ordinary course of business consistent with past practices;

                        (C) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the Financial Statements or incurred in the ordinary course of business and consistent with past practice

                        (D) made any material change in the credit practices of the Company or its Subsidiaries or in the methods or accounting principles used in maintaining its books, accounts or business records;

                        (E) incurred any liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business and consistent with past practice, or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

                        (F) permitted or allowed any of the Company's or any of its Subsidiaries' assets to be subjected to any Encumbrance (except Permitted Encumbrances and Encumbrances created by law). For the purposes of this Agreement, "PERMITTED ENCUMBRANCES" shall mean Encumbrances for Taxes not yet due and payable or

                Encumbrances for Taxes which are being contested in good faith, and Encumbrances which are not material to the value of the properties or assets encumbered and which do not impair in any material respect the current use or operation of such properties and assets.;

                        (G) made any single capital expenditure commitment in excess of $20,000 for additions to property, plant, equipment or intangible capital assets or made capital expenditure commitments in excess of $50,000 in the aggregate for additions to property, plant, equipment or intangible capital assets;

                        (H) made any material change in the manner in which products or services have been developed or marketed;

                        (I) made any material reductions in inventory levels;

                        (J) made any material change in pricing policies relating to products of the Business (whether or not in the ordinary course of business);

                        (K) had any labor dispute or received notice of any grievance;

                        (L)     borrowed or agreed to borrow any funds;

                        (M) other than cash and cash equivalents, paid and/or declared any dividends with respect to its shares of capital stock, whether in shares of capital stock or other property;

                        (N) granted to any officer or employee any increase in compensation or benefits, other than increases in compensation or benefits to employees in the ordinary course of business and consistent with past practice;

                        (O) paid any pension, retirement allowance or other employee benefit not required by any plan, policy or program identified on SCHEDULE 3.29(A) hereto or any employment agreement set forth on SCHEDULE 3.19 hereto;

                        (P) adopted, agreed to adopt, or made any announcement regarding the adoption of (i) any new pension, retirement or other employee benefit plan, program or policy, or
                (ii) any amendments to any existing pension, retirement or other employee benefit plan, policy or program identified on SCHEDULE
                3.29 (A) unless otherwise required by applicable law; or

                        (Q) suffered or agreed to take any of the actions set forth in this subparagraph (ii).

        3.8. BANKING RELATIONSHIPS AND INVESTMENTS. SCHEDULE 3.8 sets forth a correct and complete list of all banks and financial institutions in which the Company and its Subsidiaries has an account, deposit, safe-deposit box, lock box or other similar relationship related to the Business, including the names of all persons authorized to draw on those accounts or deposits, or to obtain access to such boxes.

        3.9. ACCOUNTS RECEIVABLE. SCHEDULE 3.9 sets forth a correct and complete aging of all outstanding accounts and notes receivable as of September 30, 2003. All outstanding accounts and notes receivable reflected on the Financial Statements are due and valid claims against account debtors for goods or services delivered or rendered, and subject to no defenses, offsets or counterclaims known to the Company, except as properly reserved against on the Financial Statements in accordance with GAAP. All receivables arose in the ordinary course of business in arms-length transactions for goods actually sold and services actually performed or to be performed and no receivables are subject to prior assignment, claim, lien or security interest.

        3.10. INVENTORY. Except as set forth on SCHEDULE 3.10, all inventories reflected on the Financial Statements are (a) properly valued at the lower of cost or market value in accordance with GAAP as consistently applied in prior annual financial statements; (b) of normal quantity and mix and of good and merchantable quality and contain no material amounts (except as appropriately reserved) that are not salable and usable for the purposes intended in the ordinary course of business and meet the current standards and specifications of the Business. All inventories disposed of subsequent to September 30, 2003, have been disposed of only in the ordinary course of business and at prices and under terms that are normal and consistent with past practice. No inventory is held by the Company on consignment, and the Company does not hold title to any inventory held by others, except as set forth on SCHEDULE 3.10.

        3.11. TANGIBLE PROPERTY. SCHEDULE 3.11 sets forth a correct and materially complete list of all Tangible Property and motor vehicles used in the Business, whether owned or leased. All Tangible Property of the Company is in good operating condition and repair, reasonable wear and tear excepted, and all such Tangible Property is adequate for the uses to which it is being put. None of such Tangible Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost. All such motor vehicles are (a) properly licensed and registered in accordance with applicable law and (b) insured as set forth in SCHEDULE 3.12. For purposes of this Agreement, "TANGIBLE PROPERTY" shall mean all computer equipment and other machinery, furniture, equipment and other tangible personal property owned by the Company.

        3.12. INSURANCE. SCHEDULE 3.12 sets forth a correct and complete list of all binders, policies of insurance, self insurance programs or fidelity bonds ("INSURANCE") maintained by the Company and its Subsidiaries or in which the Company or its Subsidiaries is a named insured, true and complete copies of which have been provided or made available to the Buyer. There are no pending or asserted claims against any Insurance as to which any insurer has denied liability, and there are no claims under any Insurance that have been disallowed or improperly filed. SCHEDULE 3.12 sets forth the claims experience for the last full fiscal year and the interim period through the date hereof with respect to the Business (both insured and self-insured). No notice of cancellation or non-renewal with respect to, or material increase of premium for, any Insurance has been received by the Company or its Subsidiaries. None of Sellers has knowledge of any facts or the occurrence of any event which reasonably might form the basis of any claim against the Company or its Subsidiaries.

        3.13. TITLE TO ASSETS. Except as set forth on Schedule 3.13 to this Agreement, the Company or its Subsidiaries are the sole and exclusive legal and equitable owners of all right, title and interest in and has good and marketable title to the properties and assets used by it, located on its premises or shown on the most recent Financial Statement or acquired thereafter, free and clear of all Encumbrances. The Company or its Subsidiaries owns, and immediately after the Auburn Closing the Company or its Subsidiaries will continue to own, all assets necessary for the conduct of the Business as presently conducted by the Company. Except as set forth on Schedules to this Agreement, none of the assets of the Company and its Subsidiaries are subject to any material (i) title defect or objection; (ii) contract of lease, license or sale to a third party; (iii) security interest, mortgage, pledge, lien, charge or encumbrance of any kind or character, direct or indirect, whether accrued, absolute, contingent or otherwise, except minor liens and encumbrances which do not materially detract from the value or interfere with the present use thereof; (iv) royalty or commission arrangement; or (v) claim, covenant or restriction. The assets of the Company and its Subsidiaries are in good operating condition and repair (reasonable wear and tear excepted) reasonably suitable for the purposes for which they are presently being used. None of such assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost. No equipment, tooling, forms, patterns or similar assets owned by the Company or its Subsidiaries are in the hands of vendors.

        3.14.   REAL ESTATE

                (a) SCHEDULE 3.14(A) sets forth a correct and complete list of each parcel of Real Property and the ownership interest of the Company or a Subsidiary (the "OWNED REAL ESTATE"). The Company or its Subsidiaries have good, marketable and insurable interests in and to the Owned Real Estate. The Company or a Subsidiary is in possession of all Owned Real Estate, including the buildings, structures and improvements situated thereon and appurtenances thereto, in each case free and clear of all tenancies and other possessory interests, security interests, conditional sale or other title retention agreements, liens, encumbrances, mortgages, pledges, assessments, easements, rights of way, covenants, restrictions, reservations, options, rights of first refusal, defects in title, encroachments and other burdens, except those which do not impair the use of the Owned Real Estate. For the purposes of this Agreement, "REAL PROPERTY" shall mean all fee or leasehold interests, easements, real estate licenses, rights to access or other rights with respect to real property that is owned or held by the Company or its Subsidiaries.

                (b) No portion of any Owned Real Estate owned, leased, occupied or used in the Business has been condemned, requisitioned or otherwise taken by any public authority, and, to the knowledge of Sellers, no such condemnation, requisition or taking is threatened or contemplated. The Owned Real Estate is in compliance in all material respects with all applicable zoning, building, health, fire, water, use or similar statutes, codes, ordinances, laws, rules or regulations. To the knowledge of Sellers, the zoning of each parcel of Owned Real Estate permits the existing improvements and the continuation of the Business as presently conducted thereon. The Company has all material licenses, certificates of occupancy, permits and authorizations required to operate the Business and utilize the Owned Real Estate. The Company has all easements and rights necessary to conduct the Business, including easements for all utilities, services, roadway, railway and other means of ingress and egress.

                (c) The Company has delivered to the Buyers correct and complete copies of title insurance policies, title reports, and existing surveys, environmental audits and similar reports with respect to each parcel of Owned Real Estate.

                (d) SCHEDULE 3.14(D) sets forth a correct and complete list of all Real Property leased or subleased by the Company or a Subsidiary (the "REAL ESTATE LEASES"), which together with the Owned Real Estate constitutes all of the Real Property relating to the Business. With respect to each Real Estate Lease, (i) each is in full force and effect and is binding and enforceable in accordance with its terms; (ii) all rental and other charges payable pursuant to the terms and conditions of the Lease have been paid and no rent has been paid in advance more than 30 days; (iii) there are no charges, offsets or defenses against the enforcement by any lessor of any agreement, covenant or condition on the part of the Company or a Subsidiary to be performed or observed pursuant to the terms of the Real Estate Leases; (iv) there are no defaults by the Company or a Subsidiary of any agreement, covenant or condition on the part of the Company or a Subsidiary to be performed or observed pursuant to the terms of the Real Estate Leases; (v) there are no actions or proceedings pending or, to the knowledge of the Company and Sellers, threatened, by the lessor under any Real Estate Lease; (vi) except for the security deposits identified on SCHEDULE 3.14(D) hereto, no lessor holds any deposits for the Company's accounts under any Real Estate Lease; (vii) except as set forth on SCHEDULE 3.3 hereto, the consummation of the sale of the Stock will not constitute a prohibited transfer or assignment under any Real Estate Lease; and (viii) there are no defaults by any lessor of any agreement, covenant or condition on the part of such lessor to be performed or observed pursuant to the terms of any Real Estate Lease. The current expiration date and remaining options to extend the Real Estate Leases are as set forth on SCHEDULE 3.14(D) hereto. Minimum monthly rent and additional rent under the Real Estate Leases are set forth on SCHEDULE 3.14(D) hereto. Other than as set forth on SCHEDULE 3.14(D), there are no parties in possession of any portion of the Real Property subject to the Real Estate Leases, whether as leases, tenants at will, trespassers or otherwise. At the Auburn Closing, the Company shall deliver to Buyer any consents or approvals of any parties required in connection with the assignment of the Real Estate Leases to Buyer.

                (e) All required licenses, permits, certificates and approvals, including building and use permits, planning permissions and building regulations consents (collectively, the "REAL PROPERTY PERMITS"), were obtained and remain valid for the construction, use and occupancy and operation of the Real Property. Each parcel of Real Property and all improvements located thereon are zoned or have a variance or conditional use permit or valid planning permission for the intended use by the zoning jurisdictions or planning authority in which it is located, and is in material compliance with all conditions and requirements of any building permit, use permits, conditional use permits or zoning classifications, subdivision approvals, zoning restrictions, building codes, environmental zoning and land-use laws and planning permissions, and other applicable national, regional, provincial, state or local laws and regulations and complies in all material respects with the requirements of all conditions, covenants and restrictions applicable thereto. There are no pending or, to the knowledge of the Company or Sellers, threatened, actions or proceedings that might prohibit, restrict or impair the use and occupancy of any Real Property, or result in the suspension, revocation, impairment, forfeiture or non-renewal of any of the Real Property Permits.

        3.15. PERSONAL PROPERTY LEASES. SCHEDULE 3.15 sets forth a correct and complete list of all leases or bailments of personal property used in the Business requiring payments in excess of $50,000 per year (the "PERSONAL PROPERTY LEASES"). The Company is in peaceable possession of the property covered by each Personal Property Lease. The Company has delivered to Buyer an accurate and complete copy of each Personal Property Lease. At the Auburn Closing, the Company shall deliver to Buyers any consents or approvals of any parties required in connection with the assignment of the Personal Property Leases to Buyers.

        3.16. INTELLECTUAL PROPERTY. SCHEDULE 3.16 sets forth a true, correct and complete list and description (showing in each case any product, device, process, service, advertising program, business or publication covered thereby, the registered or other owner, registration number, and registration or other expiration date, if any) of all Patent Rights, Trademarks and Copyrights owned or licensed by the Company or its Subsidiaries (the "INTELLECTUAL PROPERTY").
SCHEDULE 3.16, sets forth the nature of the Company's rights (or grant of rights), any limitations thereon, the owner of such rights (or the licensee/licensor or grantee/grantor of such rights and the nature of such grant). With respect to the Intellectual Property:

                (a) Except as set forth on SCHEDULE 3.16, the Company or its Subsidiaries are the sole and exclusive owners of the Intellectual Property and has the sole and exclusive right to use the Intellectual Property;

                (b) Except as set forth on SCHEDULE 3.16 (i) no action, suit, proceeding or investigation is pending or, to the Stockholder's knowledge, threatened; (ii) to Sellers' knowledge, none of the Intellectual Property interferes with, infringes upon, conflicts with or otherwise violates the rights of others or is being interfered with or infringed upon by others, and none is subject to any outstanding order, decree, judgment, stipulation or charge; (iii) there are no royalty, commission or similar arrangements requiring any further payment by the Company or by Buyers as the successor in interest to the Company, (iv) the Company has not agreed to indemnify any person for or against any infringement of or by the Intellectual Property; (v) Sellers have no knowledge of any patent, invention or application therefor or similar property which would infringe upon any of the Intellectual Property or render obsolete or adversely affect the manufacture, processing, distribution or sale of products or services relating to the Business; and (vi) all items of Intellectual Property owned by the Company are properly registered under applicable law and all such registrations are valid and in force, and in the case of applications, all patent applications with respect to Patent Rights and all applications to register any Trademarks are pending and in good standing, all without challenge of any kind;

                (c) Except as set forth on Schedule 3.16, none of the Intellectual Property is subject to any extensions, renewals, taxes or fees due within thirty (30) days after Auburn Closing;

                (d) All rights of the Company in and to the Intellectual Property are freely transferable without any consent, approval or payment which has not already been obtained or made by the Company;

                (e) The Company is not subject to any judgment, order, writ, injunction or decree of any court or any federal, state, local or other governmental agency or instrumentality, domestic or foreign, or any arbitrator, nor is a party to any contract which restricts or impairs the use of any Intellectual Property;

                (f) To Sellers' knowledge, the operation of the Business in the manner and geographic areas in which the Business is currently conducted by the Company does not interfere with or infringe upon any third-party Patent Right, Trademark or Copyright or any asserted rights of others, including without limitation, with respect to the current labels, logos, product designation, trade dress or packaging of any products; and

                (g) For purposes of this Agreement, the following terms shall have the following meanings:

                        (I) "COPYRIGHTS" means registered United States and foreign copyrights, copyrightable works, mask works and pending applications to register the same, and all agreements, contracts, licenses, sublicenses, assignments and indemnities that relate or pertain to any of the foregoing;

                        (II) "PATENT RIGHTS" means United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patented) or improvements thereto, and all agreements, contracts, licenses, sublicenses, assignments and indemnities that relate or pertain to any of the forgoing; and

                        (III) "TRADEMARKS" means United States, state and foreign trademarks, service marks, logos, trade dress, trade styles, trade names (including all assumed or fictitious names under which the party is conducting business or has within the past five years conducted business), product designations, labels, logos, designer designations, brands, and any other source-identifying devices or symbols, and any combination or variations thereof, whether registered or unregistered, and pending applications to register the foregoing and all registrations thereof, and all agreements, contracts, licenses, sublicenses, assignments and indemnities that relate or pertain to any of the forgoing.

        3.17.   SOFTWARE AND INFORMATION SYSTEMS. Except as set forth in
SCHEDULE 3.17 (the "CUSTOMIZED SOFTWARE"), all computer software programs used in the Business are standard, off-the-shelf programs. The Company or a Subsidiary owns or holds, royalty free, non-exclusive licenses to use the Customized Software in connection with the Business. Except as set forth in
SCHEDULE 3.17, the Customized Software is not subject to any transfer, assignment, source code escrow agreement, reversion, site, equipment, or other operational limitations; and

        Copies of all Software owned by the Company or a Subsidiary and copies of all licenses and other agreements with respect to Customized Software shall be delivered to Buyers at Auburn Closing.

        3.18. CUSTOMERS AND SUPPLIERS. All sales contracts and orders with customers and suppliers existing as of the Auburn Closing were entered into by or on behalf of the Company or a Subsidiary and were entered into in the ordinary course of business for usual quantities and at normal prices. SCHEDULE
3.18 sets forth a correct and complete list of the 10 largest customers, 10 largest vendors and 10 largest contractors of the Business, determined on the basis of revenues from items sold (with respect to customers) or costs of items purchased (with respect to suppliers) for the fiscal year ended January 31, 2003. The Company is not aware that any customer or supplier listed on SCHEDULE
3.18 will materially reduce the level of, or cease to do business with the Company or Subsidiaries after the consummation of any transactions contemplated hereby. Since September 30, 2003, there has been no cancellation of backlogged orders in excess of the average rate of cancellation prior to such date, except as may have occurred in relation to the Shutdown of the Irish facilities. Customer returns and inventory stock adjustments since September 30, 2003 have not been excessive in relation to the circumstances of the Business and are in accordance with past practices.

        To the knowledge of the Sellers, neither the Company nor any of its officers or employees, has, directly or indirectly, given or agreed to give any rebate, gift or similar benefit to any supplier, customer, distributor, broker, governmental employee or other person, who was, is or may be in a position to help or hinder the business (or assist in connection with any actual or proposed transaction) which could subject the Company or Buyers to any damage or penalty in any civil, criminal or governmental litigation or proceeding or which would have a material adverse effect on the Business.

        3.19.   EMPLOYEES.

                (a) CONTRACTS. SCHEDULE 3.19(A) sets forth a correct and complete list of all material agreements, arrangements or understandings, written or oral, with officers, directors and employees of the Company or a Subsidiary, regarding services to be rendered, terms and conditions of employment, and compensation as of the date hereof (the "EMPLOYMENT CONTRACTS"), copies of which have been provided to the Buyer. The Sellers do not have any employment or other compensation arrangements with, nor do they employ, any individuals who perform services for the Company or a Subsidiary. All Employees employed on terms other than pursuant to the Employment Contracts set forth on
        SCHEDULE 3.19(A) are employed "at-will" by the Company or a Subsidiary.

                (b) COMPENSATION. SCHEDULE 3.19(B) sets forth a correct and complete list of all employees of the Company or a Subsidiary as of the date hereof ("EMPLOYEES"), and lists which Employees are part-time or temporary employees, the name, title or position, the present annual compensation (including, without limitation, bonuses, commissions and deferred compensation), years of service, any interests in any incentive compensation plan (both contractual and discretionary), current vacation accrual for each Employee, and lists which Employees are currently on short-term or long-term disability and the entity that employs each such Employee. SCHEDULE 3.19(B) sets forth an accurate and complete list of each employee who may become entitled to receive supplementary retirement benefits or allowances, whether pursuant to a contractual obligation or otherwise, and the estimated amounts of such payments. Since January 31, 2003, except as disclosed on SCHEDULE 3.19(B), the Company has not (i) approved, paid, or made any accrual or arrangement for the payment of, bonuses or special compensation of any kind, including, without limitation, any severance or termination pay, to any present or former officer or employee, (ii) made any general wage or salary increases or (iii) increased or altered any other benefits or insurance provided to any employee. No Employee is eligible for payments that would, alone or in conjunction with any other payment, constitute "parachute payments" under Section 280G of the Code.

                (c) DISPUTES. SCHEDULE 3.19(C) sets forth an accurate and complete list of the unions that represent any Employees of the Company or a Subsidiary and any collective bargaining agreements to which the Company or a Subsidiary is a party or subject to. There are no controversies pending or, to the knowledge of Sellers, threatened, involving any group of Employees, except individual grievances under any collective bargaining agreement which, in the aggregate, are not material. The Company has not suffered or sustained any labor strike, work stoppage or lock out and no such labor strike, work stoppage or lock out is threatened. No union organizing or election activities involving any nonunion employees of the Company are in progress or threatened and no question concerning representation exists with respect to any Employees.

                (d) COMPLIANCE. The Company has complied in all material respects with all laws relating to the employment of labor and employment practices, including, without limitation, provisions relating to terms and conditions of employment, wages, hours, equal opportunity, record keeping, occupational health and safety, severance, collective bargaining and the payment of social security and other taxes and is not engaged in any unfair labor practice.

                (e) There are no agreements or arrangements between the Company and any consultant, former consultant, Employee or former employee obligating the Company to make any payment, provide or accelerate any benefit, or increase compensation due to any such individual, as a result of the transactions contemplated by this Agreement, nor will the transactions contemplated by this Agreement result in any breach of any agreement with any consultant, former consultant, Employee or former employee.

                (f) There are no loans outstanding from the Company to any of the Employees.

                (g) The Company is not in breach of any material terms of employment of any of the Employees nor to the knowledge of Sellers or the Company is any Employee in breach of any material term of his or her employment relationship.

                (h) Except as specifically set forth on SCHEDULE 3.19(H), as of the date hereof, none of the Employees has given or received notice of termination of his or her employment.

                (i) To the knowledge of the Sellers, the Company has since January 1, 1993 complied in all material respects with the employment eligibility verification form requirements under the Immigration and Naturalization Act, as amended ("INA"), in recruiting, hiring, reviewing and documenting prospective employees for employment eligibility verification purposes and the Company has complied in all material respects with the paperwork provisions and anti-discrimination provisions of the INA. To the knowledge of the Sellers, the Company has since January 1, 1993 obtained and maintained the employee records and I-9 forms in proper order as required by United States law. To the knowledge of Sellers and the Company, the Company does not employ any workers unauthorized to work in the United States.

                (j) As of the Auburn Closing, the Company, its Subsidiaries and any entity with which the Company or any Subsidiary could be considered a single employer under 29 U.S.C. Section 2101(a)(1) or under any relevant case law, has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, as if may be amended from time to time, and within the 90-day period immediately following the closing, will not incur any such liability or obligation if, during such 90-day period, only terminations of employment in the normal course of operations occur.

        3.20. LICENSES AND PERMITS. SCHEDULE 3.20 contains a correct and complete list of each material license, permit, certificate, approval, exemption, franchise, registration, variance, accreditation or authorization issued and used in the Business (collectively, the "LICENSES AND PERMITS"). The Licenses and Permits are valid and in full force and effect and there are not pending or, to the knowledge of Sellers, threatened, any proceedings which could result in the termination, revocation, limitation or impairment of any License or Permit. The Company has all licenses, permits, certificates, approvals, franchises, registrations, accreditations and other authorizations as are necessary or appropriate in order to enable it to own and conduct its business and to own, occupy and lease its Real Property. No material violations have been recorded in respect of any Licenses and Permits, and Sellers know of no meritorious basis therefor. No material fines or penalties are due and payable in respect of any License or Permit or any violation thereof.

        3.21. MATERIAL CONTRACTS. SCHEDULE 3.21 sets forth a correct and complete list of all written instruments, commitments, agreements, arrangements and understandings, to which the Company or a Subsidiary is a party or bound, or by which any of its assets are subject or bound, or pursuant to which the Company is a beneficiary, meeting any of the descriptions set forth below (the "MATERIAL CONTRACTS"):

                (a) Real Estate Leases, Personal Property Leases, Insurance, licenses of Intellectual Property or Software, Employment Contracts, Benefit Plans and Licenses and Permits;

                (b) Any contract for capital expenditures or for the purchase of goods or services in excess of $50,000;

                (c) Any purchase order, agreement or commitment obligating the Company to sell or deliver any products with an aggregate value exceeding $100,000 or at a price which does not cover the cost (including labor, materials and production overhead) plus at least eighty percent (80%) of the customary profit margin associated with such product;

                (d) Any financing agreement or other agreement for borrowing money, and instrument evidencing indebtedness, any liability for borrowed money, any obligation for the deferred purchase price of property in excess of $20,000 (excluding normal trade payables), or any instrument guaranteeing any indebtedness, obligation or liability;

                (e) Any joint venture, partnership, cooperative arrangement or any other agreement involving a sharing of profits;

                (f) Any advertising contract not terminable without payment or penalty on sixty (60) days (or less) notice;

                (g) Any contract entered into outside the ordinary course of business;

                (h) Any contract with any government or any agency or instrumentality thereof;

                (i) Any contract with respect to the discharge, storage or removal of effluent, waste or pollutants;

                (j) Any contract, license or royalty agreement related to the use of Intellectual Property;

                (k) Any contract for the purchase or sale of any of its assets, other than in the ordinary course of business or granting an option or preferential rights to purchase or sell any assets;

                (l) Any contract to indemnify any party or to share in or contribute to the liability of any party;

                (m) Any contract for the purchase or sale of foreign currency or otherwise involving foreign exchange transactions;

                (n) Any contract containing covenants not to compete in any line of business or with any person in any geographical area;

                (o) Any contract relating to the purchase or sale of a portion of its requirements or output;

                (p) Any other contract, commitment, agreement, arrangement or understanding related to the Business (other than those excluded by an express exception from the descriptions set forth in subsections (a) through (o) above) that (i) provides for payment or performance by either party thereto having an aggregate value of $50,000 or more or
        (ii) is between an Affiliate and the Company; and

                (q) Any proposed arrangement of a type that if entered into would be a Material Contract.

        Correct and complete copies of each Material Contract have been delivered to Buyers. Each Material Contract is in full force and effect and is valid, binding and enforceable in accordance with its terms. Each party has complied with all material commitments and obligations on its part to be performed or observed under each Material Contract prior to the date hereof. No event has occurred which is or, after the giving of notice or passage of time, or both, would constitute a default under or a breach of any Material Contract by the Company, or, to the knowledge of Sellers, by any other party. The Company has not received or given written notice of an intention to cancel or terminate a Material Contract or to exercise or not exercise options or rights under a Material Contract. The Company has not received any written notice of a default, offset or counterclaim under any Material Contract, or any other communication calling upon the Company to comply with any provision of any Material Contract or ascertaining noncompliance. Except as set forth in Schedule 3.3, the consummation of the transactions contemplated hereby, without notice to or consent or approval of any party, will not constitute a default under or a breach of any provision of a Material Contract, and Buyers will have and may enjoy and enforce all rights and benefits under each Material Contract. There is no security interest, lien, Encumbrance or claim of any kind on the Company's interest under any Material Contract.

        3.22.   TAXES.

                (a) All Tax Returns required to be filed by or on behalf of each of the Company and the Subsidiaries have been duly filed on a timely basis, except where the failure to file would not have a material adverse affect on the financial condition of the Company or the Subsidiaries, and such Tax Returns are true, complete and correct in all material respects. All Taxes (whether or not required to be shown on any Tax Return) required under applicable Tax Law to have been paid by each of the Company and the Subsidiaries have been paid in full on a timely basis. No other Taxes are payable by each of the Company and the Subsidiaries with respect to items or periods covered by such Tax Returns or with respect to any period prior to the date of this Agreement. With respect to all Taxes of each of the Company and the Subsidiaries not yet due and payable (excluding Taxes attributable to Final Group Items), and with respect to Taxes which would be imposed on the Company pursuant to Code Section 951 (or any analogous or similar state or local law or regulation) with respect to the Subsidiaries if the Auburn Closing Date were the last day of each Subsidiary's taxable year (and taking into account Code Section 951(a)(2)(B)), the Company or the Subsidiaries, as the case may be, have established an adequate reserve on their respective books and financial records as of the Auburn Closing Date for the payment of such Taxes, and the amount of such Taxes does not, in the aggregate, exceed such reserves for such Taxes as reflected on the books and financial records of the Company or the Subsidiaries, as the case may be. The Company and the Subsidiaries have timely withheld and paid over to the relevant Tax Authority all Taxes required to have been withheld and paid over, and timely complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

                (b) To the knowledge of the Sellers, except as otherwise provided for on Schedule 3.22, neither the Tax Returns of the Company nor the Subsidiaries has ever been subject to an Audit during the last seven years, nor is there any such Audit in progress, pending or threatened (either in writing or verbally, formally or informally) nor have the Sellers, the Company, or the Subsidiaries been notified, formally or informally, or expects to be notified by any Tax Authority or are the Sellers otherwise aware, that any such Audit is contemplated, threatened or pending. To the knowledge of the Sellers, except as otherwise provided for on Schedule 3.22, no information regarding any Tax matter relating to the Company or the

        Subsidiaries has been requested by any Tax Authority and no issue has been raised or is currently pending by any Tax Authority in connection with any of the Tax Returns of the Company or the Subsidiaries.

                (c) There are no claims, investigations, actions or proceedings pending or, to the knowledge of Sellers, threatened, against the Company or the Subsidiaries by any Tax Authority for any past due Taxes with respect to which the Company or the Subsidiaries would be liable. There has been no waiver of any applicable statute of limitations nor any consent for the extension of the time for the assessment of any Tax against the Company or its Subsidiaries.

                (d) Neither the Company nor the Subsidiaries is delinquent in the payment of any Taxes and there are no Tax liens upon any property or assets of the Company or the Subsidiaries, except liens for Taxes not yet due and payable.

                (e) The Company is not currently required to make any adjustment under any state or local Tax Law provision comparable to
        Section 481(a) of the Code by reason of a change in accounting method or otherwise.

                (f) Except under Treasury Regulations Section 1.1502-6 (and comparable provisions of any other applicable Tax Law), neither the Company nor the Subsidiaries are liable for the Taxes of any Person including, without limitation, as a transferee or successor, or by contract, indemnity or otherwise. To the knowledge of the Sellers, the Company has never been a member of an affiliated group filing consolidated returns other than the Group and other than a Group in which Gerber Childrenswear Inc. was the common parent.

                (g) Neither the Company nor the Subsidiaries are currently, or to the knowledge of the Sellers have ever been, a party to any Tax sharing agreement, Tax indemnity agreement or other similar Tax sharing arrangement.

                (h) Neither the Company nor the Subsidiaries are required to file Tax Returns in any state, local, territorial or foreign taxing jurisdiction other than those for which all Tax Returns have been furnished to Buyer. To the knowledge of Sellers, no claim has ever been issued by any Tax Authority in a jurisdiction where the Company, any Subsidiary, or any Tax Relevant Person (to the extent on behalf of the Company or the Subsidiaries) does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

                (i) SCHEDULE 3.22 sets forth all the states and other local jurisdictions where the Company and the Subsidiaries file income or franchise Tax Returns (or similar type of Tax Returns).

                (j) Kellwood has provided to the Buyers true and complete copies of all Tax Returns of the Company and the relevant portion of all federal and state income and franchise consolidated, unitary or combined Tax Returns of each Group which includes any of the Company's items of income, gain, loss, deduction or credit for all periods beginning on or after January 1, 2000.

                (k) To the knowledge of Sellers, (1) the Company has not filed a consent pursuant to the collapsible corporation provisions of
        Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax law); (2) the Company is not a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982; (3) neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and Buyers are not required to withhold tax on the purchase of the stock of the Company by reason of Section 1445 of the Code; (4) the Company has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code; and (5) the Company has not participated in an international boycott as defined in Section 999 of the Code.

        3.23. PRODUCT WARRANTY. All products manufactured, marketed, distributed, shipped or sold by the Company or a Subsidiary have been in material conformity with all applicable contractual commitments and all expressed warranties. No liability exists or will arise for repair, replacement or damage in connection with such sales or deliveries, in excess of the reserve therefor on the Financial Statements. SCHEDULE 3.23 sets forth a correct and complete statement of all written warranties, warranty policies, service and maintenance agreements of the Business. All warranties are in material conformity with the labeling and other requirements of the Magnuson-Moss Warranty Act and other applicable laws. The aggregate annual dollar value of product warranty and return experience for the year ended January 31, 2003 and the interim period through the date hereof is set forth in SCHEDULE 3.23. No products heretofore manufactured, marketed, distributed, shipped or sold by the Company or a Subsidiary are now subject to any guarantee, warranty, claim for product liability, or patent or other indemnity, other than those set forth in
SCHEDULE 3.23.

        3.24. PRODUCT LIABILITY. SCHEDULE 3.24 sets forth a correct and complete list of all existing claims, for the period ended September 30, 2003 and the interim period through the date hereof, arising from or alleged to arise from any injury to person or property or economic damage as a result of the ownership, possession or use of any product manufactured, marketed, distributed, shipped or sold prior to the Auburn Closing Date. Except as set forth in
SCHEDULE 3.24, neither the Company nor any Subsidiary is or will be subject to any claim, expense, liability or obligation arising from any injury to person or property as a result of ownership, possession or use of any product sold prior to the Auburn Closing Date. All claims are fully covered by Insurance. There have been no recalls, and none is threatened or pending, and to the knowledge of Sellers, no report has been filed or is required to have been filed with respect to any products of the Business under the Consumer Products Safety Act, as amended, or under any other law, rule or regulation. To the knowledge of Sellers, no circumstances exist involving the safety aspects of the Business' products which would cause any obligation to report to any federal, state or local agency. Except as set forth on SCHEDULE 3.24, there are no, and within the last twelve months there have not been any, actions or claims relating to product liability against or involving the Company, or any of its Subsidiaries, or any of their respective products and no actions or claims have been settled, adjudicated or otherwise disposed of within the last twelve months.

        3.25. LEGAL PROCEEDINGS. Except as set forth in SCHEDULE 3.25, neither the Company nor any Subsidiary is engaged in or a party to or threatened with any action, suit, proceeding, complaint, charge, hearing, investigation or arbitration or other method of settling disputes or disagreements. Neither the Company nor any Subsidiary has received notice of any investigation threatened or contemplated by any foreign, federal, state or local governmental or regulatory authority, including those involving the safety of products, the working conditions of employees, or the Business' employment practices or policies. Neither the Company, nor any Subsidiary, nor the Business nor any of its assets is subject to any judgment, award, order, writ, injunction, stipulation or decree of any court or any governmental agency or any arbitrator. Neither the Company nor any Subsidiary has received any demands from an attorney or other legal representative of a claimant, which, individually or in the aggregate, would (if adversely determined) have a material adverse effect upon the transactions contemplated hereby or the Business. Except as set forth on SCHEDULE 3.25, no insurance company has asserted in writing that such action is not covered by the applicable policy relating thereto.

        3.26.   ENVIRONMENTAL MATTERS.

                (a) COMPLIANCE. Except as set forth in SCHEDULE 3.26(A), the Company and each Subsidiary is currently in material compliance with all Environmental Laws.

                Except as set forth on SCHEDULE 3.26(A), there has been no Release of Hazardous Substances at any location or property currently or formerly owned by the Company, each Subsidiary or a predecessor in interest. There has not been a Release of Hazardous Substances at any disposal or treatment facility which received Hazardous Substances generated by the Company, each Subsidiary or any predecessor in interest.

                (b) ENVIRONMENTAL PERMITS. The Company and its Subsidiaries have all Environmental Permits necessary for the conduct and operation of the Business, and all such permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company and its Subsidiaries are in compliance with all terms and conditions of all such Environmental Permits and are not required to make any expenditure in order to obtain or renew any Environmental Permits, except where the failure to obtain or be in such compliance and the requirement to make such expenditure would not have a material adverse effect on the Business. For purposes of this Agreement, "ENVIRONMENTAL PERMITS" shall mean permits required by Environmental Laws.

                (c) ENVIRONMENTAL CLAIMS. Except as set forth on SCHEDULE 3.26, no Environmental Claims have been asserted or, to the knowledge of Sellers and the Company, there are not any threatened or pending Environmental Claims, against the Company, any Subsidiary, or any predecessor in interest. No Environmental Claims have been asserted against any facilities that may have received Hazardous Substances generated by the Company or any predecessor in interest.

                (d)     CERTAIN DEFINITIONS. For purposes of this Agreement:

                "ENVIRONMENTAL CLAIMS" shall mean any and all claims, actions, causes of action, or other written notices by any Person or entity alleging potential liability (including, but not limited to, potential liability for investigatory costs, Remedial Actions, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or civil or criminal penalties) arising out of or resulting from (i) circumstances forming the basis of any violation of any Environmental Laws or (ii) any Releases of Hazardous Substances at any real or personal property presently or formerly owned, leased or managed by the Company ,any Subsidiary or a predecessor in interest or at any disposal facility which may have received Hazardous Substances generated by the Company, any Subsidiary or a predecessor in interest.

                "ENVIRONMENTAL LAW", means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like (whether of the United States or another jurisdiction), as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances, relating to liability for or costs of Remediation or prevention of Releases of Hazardous Substances or relating to liability for or costs of other actual or future danger to human health or the environment. The term "Environmental Law" includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like of any jurisdiction addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to Underground Storage Tanks); the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Insecticide, Fungicide and Rodenticide Act and the Endangered Species Act. The term "Environmental Law" also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like (whether of the United States or another jurisdiction), as well as common law requiring notification and/or approval of state or local authorities for transfer of property; requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of the Real Property relating to nuisance, trespass or other causes of action related to the Real Property; and relating to wrongful death, personal injury, or property or other damage in connection with any physical condition or use of the Real Property.

                "ENVIRONMENTAL LIABILITIES" means any monetary obligations, losses, liabilities (including strict liability), damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, Remedial Actions and feasibility studies, natural resources damages, property damages, personal injuries),civil or criminal penalties fines and, penalties, sanctions and interest incurred as a result of any Environmental Claim filed by any Governmental Authority or any third party.

                "HAZARDOUS SUBSTANCES" includes but is not limited to any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, Hazardous Substances, extremely hazardous wastes, special waste, solid waste or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials ("ACM"), polychlorinated biphenyls ("PCBs"), lead, lead-based paints, radon, radioactive materials, flammables and explosives.

                "RELEASE" means but is not limited to any any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Substances (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Substances) into the indoor or outdoor environment.

                "REMEDIAL ACTIONS" means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Substances in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Substances so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment;
        (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) any other actions authorized by 42 U.S.C. 9601.

        3.27. COMPLIANCE WITH LAW. The operation of the Business and the Company's and each Subsidiary's ownership and use of its assets conform to all applicable laws, except for such minor violations as do not impair or interfere with the Business or the use for which such assets are employed. The Company and each Subsidiary has complied with all material laws applicable to its business or operations, including without limitation, those relating to employment, employee benefits, the production, marketing, sale and distribution of products, labeling of products, trade regulation, antitrust, warranties and control of foreign exchange, and there is not and should not be any liability arising from or related to any violations thereof. No written notice from any governmental body or other person of any violation of any laws, or requiring or calling attention to the necessity of any repairs, installation or alteration has been served. Neither the Company, nor any officer, agent or employee of the Company, nor, to the knowledge of Sellers, any other person acting on behalf of the Company (a) has made any unlawful domestic or foreign political contributions,
(b) has made any payment or provided services which were not legal to make or provide or which the Company or any officer, employee or other person should have known were not legal for the payee or the recipient of the services to receive, (c) has received any payments, services or gratuities which were not legal to receive or which the Company or such person should have known were not legal for the payor or the provider to make or provide, (d) has had any transactions or payments which are not recorded in its accounting books and records or disclosed in its financial statements, (e) has had any off-book bank or cash accounts, (f) has made any payments to governmental officials in their individual capacities for the purpose of affecting their action or the action of the government they represent to obtain special concessions, or (g) has made illegal payments to obtain or retain business.

        3.28. ABSENCE OF UNDISCLOSED LIABILITIES. Except as may relate to the Shutdown of the Irish facilities or except to the extent reflected on the balance sheet as of

September 30, 2003, or on a Schedule attached hereto, the Company does not and will not have any material indebtedness, duty, responsibility, liability or obligation of any nature, whether absolute, accrued, contingent or otherwise, related to or arising from the operation of the Business or the ownership, possession or use of its assets through the Auburn Closing Date other than in the ordinary course of its business on terms and conditions and in amounts consistent with past practices.

        3.29. UNITED STATES EMPLOYEE BENEFITS. With respect to the Company's Employees located in the United States:

                (a) Attached hereto as SCHEDULE 3.29(A) is a list of each pension, profit-sharing, deferred compensation, retirement, welfare benefit or other plan or arrangement providing benefits to or arising out of the employment or the termination of any employee, former employee, sales personnel or retiree of the Company, whether written or oral, tax-qualified under the Code or non-qualified, whether covered by the Employee Retirement Income Security Act of 1974, as amended (the "ERISA") or not, including, without limitation, those that constitute employee benefit plans within the meaning of Section 3(3) of the ERISA, currently maintained or contributed to by the Company for the benefit of their employees or retirees (each, a " PLAN") which indicates for each Plan whether the Plan is sponsored by the Company or the Sellers. Neither the Company nor the Sellers has any legally binding oral or written plan or other commitment, whether covered by ERISA or not, to create or participate in any additional plan, agreement or arrangement (other than a Plan) or to modify or change any existing Plan in any manner that would affect any of the Company's employees, former employees, retirees or sales personnel, other than modifications or changes required by applicable law. The Sellers and the Company have made available to Buyer true and complete copies of the Plans, the trusts and other contracts (including, without limitation, any amendments to any of the foregoing) relating to the Plans and all other relevant documents governing or relating to the Plans in effect on the date hereof (including without limitation, the latest plan document, summary plan description, the latest annual report (and all attachments) filed with the Internal Revenue Service with respect to each of the Plans, and the latest favorable determination letter issued by the Internal Revenue Service for each of the Plans, as applicable).

                (b) Except as set forth in Schedule 3.29(b), neither the Company nor any corporation or other trade or business under common control with the Company (as determined pursuant to Section 414 (b) or (c) of the Code) ("Commonly Controlled Entity") is presently, and has ever been, a participating employer in any "multi-employer plan" as defined in Section 3(37) of ERISA or Section 414(f) of the Code or any "employee pension benefit plan" as defined in Section 3(2) of ERISA which is subject to Title IV of ERISA or Section 412 of the Code. Any employee benefit plan or arrangement that the Company or any Subsidiary previously contributed to or maintained, or that was maintained or contributed to by any Commonly Controlled Entity that has been terminated has been terminated in accordance with all applicable laws and no residual liabilities remain with respect to such termination(s).

                (c) Except as set forth on SCHEDULE 3.29(C), the Company has no obligation to provide any welfare benefits to current employees when they retire or retired or former employees or their survivors, dependents or beneficiaries, including but not limited to, severance, salary continuation, termination, disability, death, or retiree health or medical benefits other than continuation of welfare benefits as required by applicable law. Except as set forth on Schedule 3.29(c), none of the plans that are "employee welfare benefit plans" as defined in Section 3(1) of ERISA are self-insured or "multiple employer welfare arrangements" as defined in Section 3(40) of ERISA and there are no reserves, assets, surpluses or pre-paid premiums with respect to such plans.

                (d) Full payment has been made of all amounts other than routine claims for benefits which the Company is required to pay under the terms of any Plan, or such amounts have been properly accrued in accordance with and to the extent required by generally accepted accounting principles. There are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principals on the financial statements of the Company or a Subsidiary.

                (e) Each of the Plans is and has been operated and administered in all material respects in accordance with applicable laws, including but not limited to, ERISA and the Code, and all required material governmental filings and material participant disclosures have been made on a timely basis. Each Plan subject to Section 401(a) or 403(a) of the Code has received a post Tax Reform Act of 1986 favorable determination from the Internal Revenue Service that the Plan satisfies the requirements of Section 401(a) or 403(a) of the Code, as applicable, and that the related trust is exempt from taxation under Section 501(a) of the Code, and to the knowledge of the Company and Sellers, no facts exist which could reasonably be expected to adversely affect the tax-qualified status of any such Plan. There have been no "prohibited transactions" within the meaning of Section 406 of ERISA or Section 4975 of the Code, or any breach of fiduciary duty under Title I of ERISA have occurred with respect to any of the Plans or with respect to the Sellers or the Company.

                (f) There are no pending, or to the knowledge of Sellers or the Company, threatened or anticipated claims, litigation, administrative actions or proceedings against or otherwise involving any of the Plans or related trusts, or, to the knowledge of the Company, any fiduciary thereof, by any governmental agency, or by any employee, former employee, retiree or sales personnel or by any participant or beneficiary covered under any of the Plans, or otherwise involving the Plans (other than routine claims for benefits). There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Plan or, to the knowledge of the Company or Sellers, any fiduciary thereof in that capacity.

                (g) Each Plan that is a "group health plan" (as defined in Section 607(1) of ERISA) has been operated in compliance in all material respects with the provisions of COBRA

        (Section 4980B of the Code), the Health Insurance Portability and Accountability Act of 1996 and any applicable state laws. Except as set forth on Schedule 3.29(g), the Seller is not the sponsor of, or a participating employer in, any Plan that is an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA that does not have an underlying insurance contract. Except as set forth on Schedule 3.29(g), there are no reserves, assets, surpluses or prepaid premiums with respect to any employee welfare benefit plan.

                (h) No liability will be incurred under any Plan solely as a result of the transactions contemplated by this Agreement.

                (i) Each Plan that is a pension plan that is not qualified under Section 401(a) or 403(a) of the Code is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees pursuant to ERISA. No assets of the Company are allocated to or held in a "rabbi trust" or similar funding vehicle.

        3.30. OTHER COUNTRIES' EMPLOYEE BENEFITS. With respect to the Company's Subsidiaries and Employees located in countries other than the United
States:

                (a) Except as set forth on SCHEDULE 3.30(A), neither the Company or any Subsidiary has any agreement, arrangement, scheme, plan or obligation (whether legal or moral) that provides for the payment of any pensions, allowances, lump sums or other like benefits on retirement or on death or during periods of sickness or disablement for the benefit of any of the directors or employees of the Company or any of its Subsidiaries or former officers or employees of the Company or any of its Subsidiaries or for the benefit of the dependants of such persons nor has the Company or any of its Subsidiaries represented to any director or employee that any such arrangement may hereafter be operated for the benefit of any persons.

                (b) The Company and its Subsidiaries have complied with their respective obligations applicable in each jurisdiction with respect to national insurance or retirement income legislation including, without limitation, making all payments due in respect of those obligations and deducting and accounting for all payments or contributions due from any other person.

                (c) Neither the Company or its Subsidiaries have in existence any scheme, plan or arrangement, nor is it proposing to introduce and has not undertaken to introduce such scheme, plan or arrangement:

                        (i) providing for any stock based incentives or compensation, profit sharing incentives or compensation, or profit related pay for any of its directors, officers or employees; or

                        (ii) under which any director, officer or employee of the Company or any of its Subsidiaries is entitled to a commission or remuneration of any other sort calculated by reference to the whole or part of the turnover, profits or sales of the Company.

                (d) Except to the extent to which provision or allowance has been made in the accounts or Financial Statements of the Company:

                        (i) no payments have been or will have been made or promised by the Company or its Subsidiaries (whether or not pursuant to any legally binding obligation) in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or employee; and

                        (ii) neither the Company or its Subsidiaries have made or agreed to make any payment to or provided or agreed to provide any benefit for any present or former director or former employee or any dependant of any such director, former director or former employee.

                (e) There is no agreement or arrangement between the Company or any of its Subsidiaries and any of their respective employees or officers or former employees or officers with respect to his employment, his ceasing to be employed or his retirement which is not included in the written terms of his employment or previous employment.

        3.31. RELATED-PARTY TRANSACTIONS. Except as disclosed in SCHEDULE 3.31, the Company is not party to any contract, agreement, license, lease, or arrangement with, or any other commitment to, directly or indirectly, (1) the Sellers; (2) any officer or salaried employee of the Company; (3) any corporation, trust, or other entity in which Sellers or any such officer or salaried employee has a material equity or participating interest; or (4) any partnership in which Sellers or any such officer or salaried employee has a partnership or participating interest, in each case, relating to or involving the Business, except, in each instance, for existing compensation arrangements listed in SCHEDULES 3.19(A) AND 3.19(B). Each contract, agreement, license, lease, arrangement, and commitment listed in SCHEDULE 3.31 was entered into by the Company in the ordinary course of business upon terms that are fair and reasonable to the Company without regard to the status and relationship of such parties.

        3.32. DISCLOSURE. No representation or warranty by the Company or Sellers in this Agreement and no statement contained herein or in any document (including, but not limited to, financial statements, exhibits and schedules), certificate, or other writing furnished or to be furnished by the Company or Sellers to the Buyers pursuant to the provisions hereof or in connection with the transactions contemplated hereby contains any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein not misleading.

        3.33. BROKERS. Neither the Company nor Sellers have retained any broker, finder or agent or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the transactions contemplated hereby.

        3.34. SHUTDOWN EXPENSES. SCHEDULE 1.3 is a complete and accurate list of Shutdown Expenses and amounts paid as of the date hereof, which shall be updated by the Sellers on the Auburn Closing Date.

        3.35. REBATES AND CREDITS. With respect to the Cahersiveen facility of the Irish Subsidiary, Sellers have taken all necessary action to ensure that the Credits will be realized to the Company or its Subsidiaries in the amounts reflected on SCHEDULE 1.3.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

        Each of the Buyers hereby, jointly and severally, represents and warrants to the Sellers as of the date hereof, and as of the Auburn Closing Date, as set forth below.

        4.1. AUTHORITY. Each of the Buyers has full right, power and authority, without the consent of any other person, to execute and deliver this Agreement and the Related Documents and to carry out the transactions contemplated hereby and thereby. All corporate and other acts or proceedings required to be taken by Buyers to authorize the execution, delivery and performance of this Agreement and the Related Documents and all transactions contemplated hereby and thereby have been duly and properly taken.

        4.2. VALIDITY. This Agreement has been, and the Related Documents to be delivered at Auburn Closing will be, duly executed and delivered by Buyers and constitute lawful, valid and legally binding obligations of Buyers, enforceable in accordance with their respective terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any lien, charge or encumbrance or the acceleration of any indebtedness or other obligation of Buyers and are not prohibited by, do not violate or conflict with any provision of, and do not result in a default under or a breach of (a) the articles of incorporation or by-laws of Buyers, (b) any contract, agreement, permit, license or other instrument to which each Buyer is a party or by which it is bound, (c) any order, writ, injunction, decree or judgment of any court or governmental agency, or (d) any law, rule or regulation applicable to each Buyer. No approval, authorization, consent or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by Buyers of this Agreement or the consummation by each Buyer of the transactions contemplated hereby.

        4.3. DUE ORGANIZATION. Delta is a corporation duly organized, validly exiting and in good standing under the laws of Israel. Delta Holland is a corporation duly organized, validly exiting and in good standing under the laws of the Netherlands. Delta USA is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with full power and authority and all requisite licenses, permits and franchises to own, lease and operate its assets and to carry on the business in which it is engaged.

        4.4. BROKERS. None of the Buyers have retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the transactions contemplated hereby.

                                   ARTICLE V

                      COVENANTS OF THE COMPANY AND SELLERS

        Each of the Company, the Subsidiaries and Sellers hereby, jointly and severally, agrees to keep, perform and fully discharge the following covenants and agreements:

        5.1     TAX MATTERS.

                (a) TAX INDEMNIFICATION. The Company and the Sellers shall indemnify the Company, the Subsidiaries, and Buyers, and hold them harmless from and against, without duplication, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of each of the Company and the Subsidiaries for all Taxable Periods ending on or before the Auburn Closing Date ("PRE-CLOSING TAX PERIODS") and the portion of Taxes for all Taxable Periods that include (but does not end on) the Auburn Closing Date ("PRE-CLOSING STRADDLE PERIODS") to the extent such Taxes are allocable to the portion of such period occurring on or before the Auburn Closing Date and except for such Taxes arising from transactions by the Company, Subsidiaries and Buyer outside the ordinary course of business after the Auburn Closing on the Auburn Closing Date, (ii) any and all Taxes imposed on the Buyer (or Buyer Affiliate) pursuant to Code Section 951 (or any analogous or similar state or local law or regulation) with respect to the Subsidiaries and allocable to Pre-Closing Straddle Periods, (iii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of the Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Auburn Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iv) any and all Taxes of any person (other than the Company and the Subsidiaries) imposed on the Company or any of the Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Auburn Closing.

                (b) TAX RETURNS. (i) PRE-CLOSING TAX PERIODS. Kellwood shall include the income of the Company (including any deferred items triggered into income by Treasury Regulation Section 1.1502-13 and any excess loss account taken into income under Treasury Regulation Section 1.1502-19), and the income of its Subsidiaries (to the extent applicable pursuant to Code Section 951 (or any analogous or similar state or local law or regulation)), on Kellwood's consolidated federal income Tax Returns for all Pre-Closing Tax Periods and for an allocable portion of all Pre-Closing Straddle Periods, and pay any federal income Taxes attributable to such income. Kellwood (at its sole cost and expense) shall duly prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis, all Tax Returns required to be filed by each of the Company and the Subsidiaries with respect to any Pre-Closing Tax Period but which are not due until after the Auburn Closing Date, and all Group income and franchise Tax Returns ("FINAL GROUP RETURNS") which are required to include the Company's or any Subsidiary's items of income, gain, deduction, loss and credit for the Company's or any

        Subsidiary's Tax Period which ends on the Auburn Closing Date (the "FINAL GROUP ITEMS"), which items shall be determined in accordance with Treasury Regulations Section 1.1502-76(b)(2)(i)(and any comparable provision of state, local or foreign Tax Laws), and not by ratable allocation under Treasury Regulations Section 1.1502-76(b)(2)(ii)(and any comparable provision of state, local or foreign Tax Law). All such Tax Returns shall be complete, true and accurate in all material respects and shall be filed on a timely basis consistent with each of the Company's, the Subsidiaries, and each Tax Relevant Person's past practice in filing its Tax Returns. Any such Tax Returns that each of the Company and the Subsidiaries are required to file shall not be filed without the Buyers first having had a reasonable opportunity to review said Tax Returns of the Company or Subsidiaries, as the case may be.

The Sellers shall be obligated to timely pay and discharge, or cause to be timely paid and discharged, and shall timely pay and discharge, or cause to be timely paid and discharged, all Taxes required to be paid by each of the Company and the Subsidiaries for all Pre-Closing Tax Periods of the Company and the Subsidiaries, except to the extent and as long as: (a) the same are being contested in good faith and by appropriate proceedings pursued diligently and in such a manner as not to cause any material adverse effect upon the condition (financial or otherwise) or operations of the Company or the Subsidiaries; and
(b) each of the Company and the Subsidiaries shall have set aside on its books and financial records as of the Auburn Closing Date the amount of such contested Taxes.

If such a Tax Return must be signed on behalf of the Company or the Subsidiaries, the Buyers shall promptly cause it to be so signed.

Unless Kellwood's written consent is first obtained, the Buyers shall not take any action which would in any way alter the balance of Taxes owing or Tax refunds or credits obtainable with respect to any Pre-Closing Tax Periods.

                        (II) STRADDLE PERIOD. The Buyers shall duly prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns required to be filed by each of the Company and the Subsidiaries for any Taxable Period which includes but does not end on the Auburn Closing Date (a "STRADDLE PERIOD"). For purposes of this Agreement, in the case of any Straddle Period, Taxes of each of the Company and the Subsidiaries ("PRE-CLOSING STRADDLE TAX LIABILITY") for the Pre-Closing Straddle Period shall, where possible, be computed as if such taxable period ended as of the close of business on the Auburn Closing Date. For purposes of the foregoing, any items attributable to a Straddle Period which cannot be taken into account in the manner so provided shall be allocated to the Pre-Closing Straddle Period for purposes of determining the Pre-Closing Straddle Tax Liability, pro rata, based upon the number of days in the Pre-Closing Straddle Period, as compared to the total number of days in the Straddle Period, provided that if any Straddle Period Tax is based on income, then such allocation shall be based upon the amount of net income of each of the Company or the Subsidiaries, as the case may be, during such Pre-Closing Straddle Period as compared to the total net income in the Straddle Period. For the avoidance of doubt, Taxes or items attributable to the cancellation of intercompany loans or indebtedness pursuant to Section 1.4 shall be allocated to the Pre-Closing Straddle Period. Furthermore, for the avoidance of doubt, Taxes imposed on the Buyer (or Buyer Affiliate) pursuant to Code
Section 951 (or any analogous or similar state or local law or regulation) shall be allocable to the Pre-Closing Straddle Period in an amount equal to the Taxes which would be imposed on the Company pursuant to Code Section 951 (or any analogous or similar state or local law or regulation) with respect to the Subsidiaries as if the Auburn Closing Date were the last day of each Subsidiary's taxable year (and taking into account Code Section 951(a)(2)(B)) (a "HYPOTHETICAL TAX PERIOD"), and computed as if such Hypothetical Tax Period ended as of the close of business on the Auburn Closing Date. Unless otherwise indicated, a Pre-Closing Straddle Period shall be treated as a "Pre-Closing Tax Period" for purposes of this Agreement.

                (c) REFUNDS. (i) Buyers agree to pay to Sellers any refund received after the Auburn Closing Date by the Company or any Subsidiary, in respect of any Taxes for which Sellers are liable under Section 5.1(a). The parties shall cooperate in order to take all necessary steps to claim any such refund. Any such refund received by a party for the account of the other party shall be paid to such party within thirty
        (30) days after such refund is received.

                        (ii) Sellers and Buyers agree that any payment made with respect to Taxes pursuant to this Section 5.1(c) shall be treated by the parties on their Tax Returns as an adjustment to the Purchase Price.

                        (iii) If, contrary to the intent of the parties as expressed hereof, any payment made pursuant to this Section 5.1(c) is treated as taxable income of the recipient, then the payor shall indemnify and hold harmless the recipient from any liability for Taxes attributable to the recipient of such payment. For purposes of this Section, the indemnified party will be considered to be liable for Tax in respect of any payment treated as taxable income at the highest marginal tax rate then in effect for corporations in the jurisdiction so characterizing the payment for the year such payment is considered to be earned by the indemnified party.

                (d) If there is a Tax Audit adjustment relating to any Pre-Closing Tax Period and any Tax Period of the Company or Subsidiaries beginning after the Auburn Closing Date (a "POST-CLOSING TAX PERIOD") which is the result of an income or deduction timing difference, the parties will use best efforts to minimize any potential penalties associated with any additional Tax and interest attributable to the Audit adjustment and there shall be an adjusting payment by (i) the party as to whom the liability for Taxes for which that party is responsible is decreased as a result of the adjustment to (ii) the party as to whom the liability for Taxes for which that party is responsible is increased as a result of the adjustment, such payment to be in the amount equal to the lesser of the amount of such decrease or the amount of such increase.

                (e) COOPERATION ON TAX MATTERS. Each party will provide, or cause to be provided, to the other party copies of all correspondence received from any taxing authority by such party or any of its affiliates in connection with the liability of the Company or any Subsidiary for Taxes for any period for which such other party is or may be liable under paragraph (a) of Section 5.1. The parties will provide each other with such cooperation and information as they may reasonably request of each other in preparing or filing any Tax Return or claim for refund, in determining a liability or a right of refund or in conducting any audit or other proceeding in respect of Taxes imposed on the parties or their respective affiliates. The parties and their affiliates will preserve and retain all Tax Returns, schedules, work papers and all material records or other documents relating to any such Tax Returns, claims, audits or other proceedings until the later of six months after the expiration of the applicable limitations period on assessment with respect to any such Taxes, or the final resolution of all Audits or litigation initiated prior to the expiration of the applicable limitations period and shall make such documents available to the other party or any affiliate thereof, and their respective officers, employees and agents, upon reasonable notice and at reasonable times, it being understood that such representatives shall be entitled to make copies of any such books and records relating to the Subsidiary as they shall deem necessary. Any information obtained pursuant to this Section 5.1(e) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit or other proceeding. Each party shall provide the cooperation and information required by this 5.1(e) at its own expense.

                (f) AUDITS. With respect to Audits relating to Pre-Closing Tax Periods (other than Pre-Closing Straddle Periods) (a "PRE-CLOSING AUDIT") Kellwood shall control (at its expense) all proceedings and may make all decisions taken in connection therewith at Kellwood's sole discretion, provided that any such proceeding and any such decision taken in connection therewith does not increase the Tax liability for any Straddle Period or any Post-Closing Tax Period. Otherwise, no such decision shall be implemented or effectuated without the prior written consent of the Buyers (which consent shall not be unreasonably withheld or delayed). Kellwood shall keep the Buyers fully apprised of all aspects of any such Pre-Closing Audit with respect to each of the Company and the Subsidiaries. With respect to any such Pre-Closing Audit, the Buyers shall cause the Company and Subsidiaries to cooperate fully with Sellers and their counsel and to furnish Kellwood with the usual form of power of attorney (IRS Form 2848) and provide to Kellwood such records and information as may be necessary for Kellwood to control such Pre-Closing Audit proceeding.

                (g) TAX SHARING AGREEMENTS. The Sellers shall cause all Tax allocation agreements or Tax sharing agreements with respect to the Company or the Subsidiaries to be terminated as of immediately prior to the Auburn Closing Date and shall ensure that such agreements are of no further force or effect as to the Company or the Subsidiaries on and after the Auburn Closing Date and there shall be no further liability of Company under any such agreement.

                (h) 338(G) ELECTION. The Buyer shall not make an election under Section 338(g) of the Code with respect to Spainco without the consent of Kellwood (which consent shall not be unreasonably withheld).

                (i)     CERTAIN DEFINITIONS. For purposes of Section 3.22 and
        Section 5.1, the following terms shall have the following meanings:

                        (i) "Audit" shall mean any audit, assessment of Taxes, any other examination or claim by any Tax Authority, judicial, administrative or other proceeding or litigation (including any appeal of any such judicial, administrative or other proceeding or litigation) relating to Taxes and/or Tax Returns.

                        (ii) "Final Group Items" shall have the meaning set forth in Section 5.1(b).

                        (iii) "Final Group Returns" shall have the meaning set forth in Section 5.1(b).

                        (iv) `Group" shall mean, for federal income tax purposes, the Company and all of the other members of the affiliated group of corporations that files consolidated returns under Section 1501 et. seq. of the Code and the Treasury Regulations thereunder in which Kellwood is the common parent, and, for all other jurisdictions, the Company and all those other members that comprise a unitary, consolidated or combined group of corporations in which Kellwood is the common parent (or has such similar role).

                        (v) "Pre-Closing Audit" shall have the meaning set forth in Section 5.1(d).

                        (vi) "Pre-Closing Tax Period" shall have the meaning set forth in Section 5.1(b).

                        (vii) "Pre-Closing Straddle Period" shall have the meaning set forth in Section 5.1(a).

                        (viii) "Pre-Closing Straddle Tax Liability" shall have the meaning set forth in Section 5.1(b).

                        (ix) "Post-Closing Tax Period" shall have the meaning set forth in Section 5.1(b).

                        (x) "Tax" shall mean any federal, territorial, state, local, or foreign income, gross receipts, license, payroll, wage, employment, excise, utility, communications, production, occupancy, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, capital levy, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, real property gains, recordation, business license, workers' compensation, Pension Benefit Guaranty Corporation, personal property, sales, use, transfer, registration, value added, ad valorem, alternative or add-on minimum, estimated, or other tax, fee, charge, premium, imposition of any kind whatsoever, however denominated, imposed by any Tax Authority, together with any interest, penalties or other additions to tax and any interest on any such interest, penalties and additions to tax that may become payable in respect thereof.

                        (xi) "Tax Authority" shall mean the Internal Revenue Service ("IRS") and any other federal, territorial, state, local or foreign government and any agency, authority or political subdivision of any of the foregoing.

                        (xii) "Tax Laws" shall mean the Code, federal, territorial, state, county, local or foreign laws, rules, regulations, pronouncements, rulings, notice, revenue procedures, etc. related to Taxes.

                        (xiii) "Tax Relevant Person" shall mean, individually and collectively, any Person as to which the Company is or may be liable for the Taxes of any such other Person either by reason of Treasury Regulations Section 1.1502-6 (or any successor provision or comparable provision under any other Tax
                Law), as a
                successor or transferee, by contract, indemnity or, otherwise pursuant to any other Tax Law.

                        (xiv) "Tax Returns" shall mean reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

                        (xv) "Taxable Period" means any taxable year or any other period that is treated as a taxable year with respect to which any Tax may be imposed under any applicable statute, rule or regulation.

        5.2 FURTHER ASSURANCES. After the Auburn Closing, at the request of the Buyers and without further conditions or consideration, Sellers shall execute and deliver from time to time such other instruments of conveyance and transfer and take such other actions as the Buyers may reasonably request in order to more effectively consummate the transactions contemplated hereby and to vest in Delta USA all right, title and interest in and to all of the Stock and to vest in Delta Holland all right, title and interest in and to all of the Irish Stock and with respect to the Tralee facility of the Irish Subsidiary, to ensure that the Credits will be realized to the Company or its Subsidiaries in the amounts reflected on SCHEDULE 1.3.

        5.3 INTERIM CONDUCT OF BUSINESS. Except for actions taken by Sellers to close the Irish operations, the Subsidiaries and Sellers hereby, jointly and severally, covenant and agree, from the date hereof through the Auburn Closing Date, that the Business will be conducted only in the ordinary course and, except as may be permitted by this Agreement, or as otherwise shown on SCHEDULE
5.3 or approved in writing in advance by the Buyers (including, without limitation, the discontinuance, restructuring or shutdown of operations of the Company or any Subsidiaries), and the Company, the Subsidiaries and Sellers agree as follows:

                (a) to maintain inventories of the Business at current levels, except for sales in the ordinary course of business;

                (b) to maintain the assets and properties of the Business in good repair, order and condition, reasonable wear and tear excepted;

                (c) to maintain and keep in full force and effect all insurance on assets and property or for the benefit of employees of the Business, all liability and other casualty insurance, and all bonds on personnel, presently carried;

                (d) to preserve intact the organization and reputation of the Business and to keep available the services of the present executives, employees and agents of the Business and to preserve the good will of suppliers, customers and others having business relationships with the Business;

                (e) to maintain books, accounts and records of the Business in the usual, regular and ordinary manner on a basis consistent with past practices;

                (f) to file all Tax Returns of the Company and its Subsidiaries and amendments thereto required to be filed by it or them (subject to any applicable extensions) and pay all Taxes shown as due and payable thereon. All returns and reports in respect of employee withholdings, FICA, unemployment and other similar items and other applicable taxes shall be timely made as shall all deposits and payments due in respect of such taxes and obligations.

                (g) not enter into, amend or terminate any employment, bonus, severance or retirement contract or arrangement, nor increase by more than 5% any salary or other form of compensation payable or to become payable to any executives or employees of the Business;

                (h) not make any loan or advance to any of the Company's or the Subsidiaries' officers, directors, consultants, agents or Employees or to any member of their families or pay, loan or advance any amount to any third party, otherwise than in the ordinary course of business;

                (i) not pay any pension, retirement allowance or material employee benefit not required by any plan, policy or program identified on SCHEDULE 3.29, or adopt, agree to adopt, or make any announcement regarding the adoption of (i) any new pension, retirement or other employee benefit plan, policy or program or (ii) any amendments to any existing plan, policy or program identified on SCHEDULE 3.29 unless required by applicable law or other than in the ordinary course of business;

                (j) not enter into, amend or terminate, or agree to enter into, amend or terminate, any Material Contract;

                (k) not extend credit in the sale of products, collection of receivables or otherwise, other than in the ordinary and regular course of business;

                (l) not declare, set aside or pay any dividend or make any other distribution with respect to the capital stock of the Company;

                (m) not merge or consolidate with or agree to merge or consolidate with, nor purchase or agree to purchase all or substantially all of the assets of, nor otherwise acquire, any corporation, partnership, or other business organization or division thereof;

                (n) not sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of, any of the assets, properties, rights or claims of the Business, except in the ordinary course of business;

                (o) not authorize for issuance, issue, sell or deliver any additional shares of the Company's capital stock of any class or any securities or obligations convertible into shares of the Company's capital stock of any class or issue or grant any option, warrant or other right to purchase any shares of the Company's capital stock of any class;

                (p) not take any action not previously announced to the trade, including providing promotions, coupons, discount or price increases, other than in the ordinary course of business;

                (q) not incur or become subject to, nor agree to incur or become subject to, any debt, obligation or liability, contingent or otherwise, except current liabilities and contractual obligations in the ordinary course of business;

                (r) not make any single capital expenditure or future commitment in excess of $20,000 for additions to property, plant, equipment or intangible capital assets or make aggregate capital expenditures or future commitments in excess of $50,000 for additions to property, plant, equipment or intangible capital assets;

                (s) not change any of the Company's or any of its Subsidiaries' banking or safe deposit arrangements;

                (t) not sell, transfer or lease, or grant any security interest in, any properties or assets of the Business, other than in the ordinary course of business;

                (u) grant or extend any power of attorney or act as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person, except in the ordinary course of business;

                (v) not propose or adopt any amendments to the Certificate of Incorporation or by-laws of the Company, or other organizational documents of any of its Subsidiaries;

                (w) not take any action to seek, encourage, solicit or support any inquiry, proposal, expression of interest or offer from any other person or entity with respect to an acquisition, combination or similar transaction involving the Business or substantially all of the assets or securities related thereto, and the Stockholder will promptly inform Buyers of the existence of any such inquiry, proposal, expression of interest or offer and shall not without the consent of Buyers furnish any information to or participate in any discussions or negotiations with any other person or entity regarding the same; or

                (x) not agree, whether in writing or otherwise, to do any of the foregoing.

        5.6 SHUTDOWN OF IRISH FACILITIES. From the date hereof until the Closing Date, the Sellers and the Company shall notify Buyers of the anticipated nature and amount of the Shutdown Expenses prior to incurrence. At least three
(3) days prior to the Auburn Closing, Sellers shall deliver to Buyers a detailed pro forma statement of the aggregate Shutdown Expenses as of the Auburn Closing Date, which shall be subject to Buyers' approval.

        5.7 ACCESS. From the date hereof through the Auburn Closing Date, Sellers shall cause the Company and each Subsidiary to give Delta USA and its representatives reasonable access (including in connection with verification of the Shutdown Expenses) to all properties, facilities, personnel, books, contracts, leases, commitments and records, and during this period Sellers shall cause the Company and each Subsidiary to furnish Buyers with all financial and operating data and other information as to the Business and its assets, properties, rights and claims, as Buyers may from time to time request. In particular, Sellers shall cause the Company and each Subsidiary to (a) afford to the officers, employees, attorneys, accountants, appraisers, environmental engineers and other authorized representatives of Delta USA reasonable access, during normal business hours, to the offices, plants, properties, books and records of the Company and each Subsidiary in order that Buyers may have full opportunity to make such engineering, environmental, legal, financial, accounting and other reviews or investigations of the Business and the Company's and each Subsidiary's assets as Buyers shall desire to make, (b) use its best efforts to cause its independent public accountants to permit Delta USA's independent public accountants to inspect their work papers and other records relating to the Business and the its assets, and (c) furnish, and cause the officers and employees of the Company and each Subsidiary to furnish, to Delta USA and its authorized representatives all additional financial and operating data and other information regarding their assets, properties, rights, claims, contracts and business as Buyers shall from time to time reasonably request. All of such access and disclosures will be pursuant to the confidentiality covenants currently existing between the parties, the terms of which are incorporated herein by reference.

        5.8 CONTINUED ASSISTANCE. After the Auburn Closing, Sellers shall cooperate in an orderly transfer of the Business and the continuation thereof by Delta USA. From time to time, at Buyers' request and without further consideration, Sellers shall execute, acknowledge and deliver such documents, instruments or assurances and take such other action as Buyers may reasonably request to vest in Delta USA all right, title and interest in and to all of the Stock or more effectively assign, convey and transfer any of the assets, properties, rights or claims of the Business and will assist Delta USA in the vesting, collection or reduction to possession of such assets, properties, rights and claims.

        5.9     OTHER CONSENTS.

                (a) Sellers shall use, and shall cause the Company and its Subsidiaries to use commercially reasonable efforts to obtain at the earliest practicable date and in any event before the Auburn Closing all other consents, governmental authorizations, approvals, estoppel certificates and filings required to be obtained by them or which may be reasonably necessary to the consummation of the transactions contemplated by this Agreement or which are reasonably requested by Buyers.

                (b) On or prior to the Auburn Closing Date, Sellers shall obtain, and shall cause the Company to obtain all such waivers and consents under any indenture, loan agreement or security agreement to which the Company or any Subsidiary is a party as are necessary to prevent a breach or violation of, or default under, any such indenture, loan agreement or security agreement as a result of the consummation of the transactions contemplated hereby.

        5.10 EFFORTS. Each of the Sellers shall use its commercially reasonable efforts to consummate the transactions contemplated by this Agreement and shall not take any other action inconsistent with its obligations hereunder or which could hinder or delay the consummation of the transactions contemplated hereby. From the date hereof through the Auburn Closing Date, each of the Sellers shall use its commercially reasonable efforts to fulfill the conditions to its own and any Subsidiary's obligations hereunder and to cause its representations and warranties to remain true and correct in all material respects as of the Auburn Closing Date.

                                   ARTICLE VI

                               COVENANTS OF BUYER

        Each Buyer hereby, jointly and severally, agrees to keep, perform and fully discharge the following covenants and agreements.

        6.1. RECORDS AND DOCUMENTS. For three (3) years following the Auburn Closing Date (or if later to the extent requested in connection with any Tax Audit), Buyers shall cause the Company to grant to Sellers, and their representatives, at Sellers' request, access to and the right to make copies of those records and documents, possession of which is transferred to Buyers, as may be necessary or useful in connection with the Sellers' Tax filings after the Auburn Closing.

        6.2. OTHER CONSENTS. Each Buyer shall use its commercially reasonable efforts to obtain or make at the earliest practicable date and in any event before the Auburn Closing all other consents, governmental authorizations, approvals, estoppel certificates and filings required to be obtained by it or which may be reasonably necessary to the consummation of the transactions contemplated by this Agreement or which are reasonably requested by the Company.

        6.3. EFFORTS. Each Buyer shall use its commercially reasonable efforts to consummate the transactions contemplated by this Agreement and shall not take any other action inconsistent with its obligations hereunder or which could hinder or delay the consummation of the transactions contemplated hereby. From the date hereof through the Auburn Closing Date, each Buyer shall use its commercially reasonable efforts to fulfill the conditions to its own obligations hereunder and to cause its representations and warranties to remain true and correct in all material respects as of the Auburn Closing Date.

                                   ARTICLE VII

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYERS

        Each and all of the obligations of Buyers to consummate the transactions contemplated by this Agreement are subject to fulfillment prior to or at the Auburn Closing of the following conditions, except to the extent that Buyers may waive any one or more thereof:

        7.1. ACCURACY OF WARRANTIES AND PERFORMANCE OF COVENANTS. The representations and warranties of Sellers and the Company contained herein, the Schedules hereto and in all certificates and other documents delivered or to be delivered by Sellers or the Company pursuant hereto shall be true, complete and accurate in all material respects as of the date when made and at and as of the Auburn Closing Date as though such representations and warranties were made at and as of such date, except for representations and warranties that speak as of a specific date or time, which need only be true and correct as of such date or time. Sellers and the Company shall have performed all of the obligations and complied in all material respects with all of the covenants, agreements and conditions required to be performed or complied with on or prior to the Auburn Closing.

        7.2. NO PENDING ACTION. No action, suit, proceeding or investigation before any court, administrative agency or other governmental authority shall be pending or threatened against the Company wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the material transactions contemplated hereby, declare unlawful the transactions contemplated hereby, cause such transactions to be rescinded, or which would materially affect the right of the Company to own, operate or control the Business or its assets.

        7.3. REGULATORY APPROVALS. All regulatory agencies shall have taken such action as may be required to permit the consummation of the transactions contemplated hereby and such actions shall remain in full force and effect and shall be reasonably satisfactory in form and substance to Buyers and its counsel, including without limitation the expiration or termination of all applicable waiting periods under foreign antitrust laws.

        7.4. CONSENTS. The Company shall have received in writing any and all consents, approvals, authorizations, exemptions or waivers set forth on SCHEDULE
3.3 hereto.

        7.5. CLOSING DELIVERIES. Sellers shall have delivered to Buyers, or cause to be delivered to Buyers, the other items required to be delivered to Buyers in accordance with Section 2.3 hereof.

        7.6. COMPLIANCE. Sellers and the Company shall have furnished Buyers with such certificates to evidence compliance with the conditions set forth in this Article VII as are required to be complied with prior to Auburn Closing.

                                  ARTICLE VIII

                     CONDITIONS PRECEDENT TO OBLIGATIONS OF
                                     SELLERS

        Each and all of the obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to fulfillment prior to or at the Auburn Closing of the following conditions, except to the extent that Sellers may waive any one or more thereof:

        8.1. ACCURACY OF WARRANTIES AND PERFORMANCE OF COVENANTS. The representations and warranties of the Buyers contained herein shall be true, complete and accurate in all material respects as of the date when made and at and as of the Auburn Closing Date as though such representations and warranties were made at and as of such date, except for representations and warranties that speak as of a specific date or time, which need only be true and correct as of such date or time. The Buyers shall have performed all of the obligations and complied in all material respects with all of the covenants, agreements and conditions required to be performed or complied with on or prior to the Auburn Closing.

        8.2. NO PENDING ACTION. No action, suit, proceeding or investigation before any court, administrative agency or other governmental authority shall be pending or threatened against the Buyers wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded.

        8.3. REGULATORY APPROVALS. All regulatory agencies shall have taken such action as may be required to permit the consummation of the transactions contemplated hereby and such actions shall remain in full force and effect and shall be reasonably satisfactory in form and substance to the Sellers and their counsel, including without limitation the expiration or termination of all applicable waiting periods under and foreign antitrust laws.

        8.4. LETTER OF CREDIT. Buyers shall have delivered a Letter of Credit in the amount of One Million Five Hundred Thousand Dollars ($1,500,000) issued by a bank and on terms reasonably acceptable to Sellers to partially secure the indemnification obligation in Section 10.2(e) but only with respect to Guarantees related to the Irish Subsidiary.

                                   ARTICLE IX

                           TERMINATION BY THE PARTIES

        9.1. TERMINATION. Without prejudice to other remedies which may be available to the parties by law or under this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned:

                (a)     by mutual consent of Buyers and Sellers;

                (b) by Buyers if there has been a material misrepresentation, material breach of warranty or material breach of a covenant by Sellers in the representations and warranties or covenants set forth in this Agreement, the Related Documents or the Schedules and Exhibits attached hereto, which has not been cured within 20 days after written notification thereof by the Buyers to Sellers;

                (c) by Sellers if there has been a material misrepresentation, material breach of warranty or material breach of a covenant by the Buyers in the representations and warranties or covenants set forth in this Agreement, the Related Documents or the Schedules and Exhibits attached hereto, which in the case of any breach of covenant has not been cured within 20 days after written notification thereof by Sellers to the Buyers;

                (d) by either Buyers or Sellers by giving written notice of such termination on the Auburn Closing Date to the other (the "NOTIFIED PARTY") if, as of the Auburn Closing Date, any condition precedent to the performance of the obligations of the party giving such notice shall not have been satisfied and shall not have been waived by such party; provided, however, that the Notified Party shall be allowed twenty (20) days within which to satisfy any such unsatisfied condition precedent; and provided, further, so long as the party giving such notice shall not be in material default hereunder; or

                (e) by either Buyers or Sellers by notice to the other, if the Auburn Closing shall not have been consummated on or before November 14, 2003, unless extended by written agreement of the parties hereto.

        9.2. EFFECT OF TERMINATION WITHOUT DEFAULT. If this Agreement is terminated pursuant to Section 9.1 hereof, without any breach or default under this Agreement by a party all further obligations of the parties hereto shall cease and terminate without liability of any party hereto to another party hereto.

        9.3. FAILURE TO CLOSE BECAUSE OF DEFAULT. In the event that this Agreement is terminated pursuant to Section 9.1 by reason of a breach or default of a representation, warranty or covenant under this Agreement, the Related Documents or the Schedules and Exhibits attached hereto, the parties shall have and retain all of the rights afforded them at law or in equity by reason of that breach or default, and the provisions set forth in this Section 9.3 shall survive such termination.

        9.4. NO PUBLICITY. Neither the Company, Sellers nor the Buyers shall make or issue, or cause to be made or issued, any announcement or written statement concerning termination of this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior written consent of the other party except as required by law (including applicable federal and foreign securities laws) or legal process.

                                    ARTICLE X

                          SURVIVAL AND INDEMNIFICATION

        10.1. SURVIVAL. All representations and warranties contained in this Agreement or in each of the Related Documents delivered pursuant hereto, shall survive the Auburn Closing hereunder and any investigation heretofore made by or on behalf of any party, and shall be fully effective and enforceable for a period of two (2) years following the Auburn Closing Date (unless a different period is specifically assigned thereto), but shall thereafter be of no further force or effect, except as they relate to claims alleging fraud on the part of a party hereto. Any claim for indemnification pursuant to this Article X asserted in writing before the second anniversary of the Auburn Closing Date or other applicable survival period shall survive until resolved or judicially determined. Notwithstanding the foregoing, any representations or warranties regarding Sections 3.1 ("Authority"), 3.2 ("Validity"), 3.4 ("Capital Stock"),
3.5 ("Due Organization"), 3.15 ("Real Estate"), 3.22 ("Taxes"), 3.39 ("United States Employee Benefits") or 3.30 ("Other Countries' Employee Benefits"), and Sellers' and Company's indemnification obligations with respect thereto shall survive for thirty (30) days after the expiration of the statute of limitations period applicable thereto. Notwithstanding the foregoing, any representations or warranties regarding Section 3.26 ("Environmental Matters") shall survive for five (5) years.

        10.2.   INDEMNIFICATION.

                (a) Subject to the terms and conditions of this Article X, each of Buyers, jointly and severally, on the one hand, and Sellers, jointly and severally, on the other, covenant and agree to indemnify and hold harmless the other and their respective Affiliates (including any successor or assign, officer, director, shareholder, partner, member, employee, agent or representative of any thereof, as the case may be) from and against any and all assessments, penalties, losses, damages, liabilities, costs and expense (including court costs, amounts paid in settlement, judgments, reasonable attorneys' fees or other expenses for investigating and defending), suit, action, claim, liability or obligation (collectively, "DAMAGES") (together with interest at a floating interest rate equal at all times to the rate of interest published from time to time by Bank of America as the "PRIME RATE" from the date upon which the Damages were incurred to the date of payment) with respect to, related to, caused by or arising from any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement of, such Indemnitor contained in or made pursuant to this Agreement, Schedule or Related Document.

                (b) Sellers, jointly and severally, covenant and agree to indemnify and hold harmless Buyer and its Affiliates from and against any Environmental Liabilities incurred by Buyer relating to violations of Environmental Laws or Releases of Hazardous Substances occurring prior to the Closing from or onto (i) any property presently or formerly owned, leased or managed by the Company, any Subsidiary or a predecessor in interest, or (ii) any facility which received Hazardous Substances generated by the Company, any Subsidiary or a predecessor in interest including but without limitation, those conditions referenced in the Phase I Environmental Studies prepared for the Company's facilities in Adairville and Auburn, Kentucky, PROVIDED, HOWEVER, that Sellers shall have no obligation to indemnify or reimburse Buyer and its Affiliates for the Remedial Actions identified on SCHEDULE 1.3 under the headings entitled "Environmental Decommissioning," "IPC License" and "Environmental Contingency (Oil Spill)" unless, and only to the extent that, such Remedial Actions exceed the aggregate of the specific dollar amounts specified therein (i.e., $466,000) plus an allowable increase up of up to 20% of such amount for documented, unanticipated costs and expenses associated therewith (the "REMEDIAL ACTION INDEMNIFICATION EXCEPTION AMOUNT"). For avoidance of doubt, in no event shall the Remedial Action Indemnification Exception Amount exceed $559,200.

                (c) Sellers, jointly and severally, covenant and agree to indemnify and hold harmless Buyer and its Affiliates from and against any claim or allowance in the form of a rebate, credit or otherwise by Walmart or its affiliates in respect of sales by the Company or any of its Subsidiaries to Walmart or its affiliates prior to the Auburn Closing.

                (d) Sellers, jointly and severally, covenant and agree to indemnify and hold harmless Buyer and its Affiliates and the Company, from and against any claims, contributions or other liabilities that are controlled group liabilities under ERISA and related laws that are imposed upon the Company as a result of the Company's status as a member of any Seller's controlled group.

                (e) Kellwood and its affiliate, Gerber Childrenswear, Inc. have made certain guarantees on behalf of the Company and its Subsidiaries, as set forth on SCHEDULE 10.2 (D) (the "GUARANTEES"). Buyers, jointly and severally, covenant and agree to indemnify and hold harmless Sellers and their Affiliates from and against any and all liability of Sellers related to each Guaranty.

        10.3. NOTICE OF CLAIMS. Any party seeking indemnification (the "INDEMNIFIED PARTY") shall give prompt written notice to the indemnifying party (the "INDEMNITOR") of the facts and circumstances giving rise to the claim (the "NOTICE") for which such indemnified party intends to assert a right to indemnification under this Agreement (collectively, "CLAIMS"). Failure to give such notice shall not relieve the

Indemnitor of any obligations which the Indemnitor may have to the Indemnified Party under this Article X, except to the extent that such failure has prejudiced the Indemnitor under the provisions for indemnification contained in this Agreement. The Indemnitor shall reimburse an Indemnified Party promptly after delivery of a Notice certifying that the Indemnified Party has incurred Damages after compliance with the terms of this Article X; PROVIDED, HOWEVER, the party receiving the Notice shall have the option to contest any such Damages or its obligations to indemnify therefor in accordance with the terms of this Agreement, at such party's own cost and expense. Such option shall be exercised by the giving of notice by the exercising party to the other party within twenty
(20) days of receipt of a Notice.

        10.4. CONDITIONS OF INDEMNIFICATION OF THIRD-PARTY CLAIMS. The obligations and liabilities of an Indemnitor under Section 10.3 hereof with respect to Damages resulting from Claims by persons not party to this Agreement shall be subject to the following terms and conditions:

                (a) Promptly after delivery of a Notice in respect of a Claim and subject to paragraph (c) of this Section 10.4, the Indemnitor may elect, by written notice to the Indemnified Party, to undertake the defense thereof with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnitor. If the Indemnitor chooses to defend any claim, the Indemnified Party shall cooperate with all reasonable requests of the Indemnitor and shall make available to the Indemnitor any books, records or other documents within its control that are necessary or appropriate for such defense.

                (b) In the event that the Indemnitor, within a reasonable time after receipt of a Notice, does not so elect to defend such Claim, the Indemnified Party will have the right (upon further notice to the Indemnitor) to undertake the defense, compromise or settlement of such Claim for the account of the Indemnitor, subject to the right of the Indemnitor to assume the defense of such Claim pursuant to the terms of paragraph (a) of this Section 10.4 at any time prior to settlement, compromise or final determination thereof, PROVIDED, that the Indemnitor reimburses in full all costs of the Indemnified Party (including reasonable attorney's fees and expenses) incurred by it in connection with such defense prior to such assumption.

                (c) Anything in this Section 10.4 to the contrary notwithstanding, (i) if the Indemnitor assumes the defense of any Claim, any Indemnified Party shall be entitled to participate in the defense, compromise or settlement of such Claim with counsel of its own choice at its own expense, (ii) no person who has undertaken to defend a Claim under Section 10.4(a) hereof shall, without written consent of the Indemnified Party, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Party from all liability arising from events which allegedly give rise to such Claim.

        10.5.   LIMITATIONS ON THE SELLERS' INDEMNIFICATION OBLIGATION.

                (a) Notwithstanding anything to the contrary provided elsewhere in this Agreement, the obligations of any Indemnitor under this Agreement to indemnify any Indemnified Party with respect to any Claim pursuant to Section 10.2 shall be of no force and forever barred unless the Indemnified Party has given the Indemnitor notice of such claim prior to the second anniversary of the Auburn Closing Date, provided that there shall be no time limit for Claims made for a breach of the representations and warranties contained in Sections 3.1 ("Authority"), 3.2 ("Validity"), 3.4 ("Capital Stock"), 3.5 ("Due Organization"), 3.14 ("Real Estate"), 3.22 ("Taxes"), 3.29 ("United States Employee Benefits") and 3.30 ("Other Countries' Employee Benefits"). In any event, the parties shall fully cooperate with each other and their respective counsel in accordance with Section 10.4 in connection with any such litigation, defense, settlement or other attempted resolution. The obligations of any Indemnitor under this Agreement for breaches of the representations and warranties contained in Section 3.26 ("Environmental Matters") shall be barred unless notice is received prior to the fifth anniversary of the Auburn Closing Date.

                (b) Sellers shall not be liable, and Buyers agree not to enforce any Claim, for indemnification under this Agreement until the aggregate amount of all such Damages for which Sellers would otherwise be required to provide indemnification for such Claims exceeds $250,000 (the "THRESHOLD AMOUNT"), at which time the Buyers shall be entitled to recover only the amount of such Claims in excess of the Threshold Amount. Buyers shall provide Sellers with Notice of all Claims included in the Threshold Amount. In no event shall Sellers' indemnification obligation exceed the Purchase Price, as adjusted pursuant to Section 1.3(a) (the "Cap"). The Threshold Amount and the Cap shall not apply to indemnification obligations for Damages in connection with a breach of the representations, warranties and covenants contained in Sections 3.22 ("Taxes"), 3.26 ("Environmental Matters") and 5.1 ("Tax Matters") or Claims for indemnification pursuant to Sections 10.2(b), 10.2(c) and 10.2(d); PROVIDED, FURTHER, the Threshold Amount shall not apply to indemnification obligations for Damages in connection with a breach of the representations, warranties and covenants contained in Sections 3.1 ("Authority"), 3.2 ("Validity"), 3.4 ("Capital Stock") and 3.5 ("Due Organization").

        10.6. TREATMENT OF INDEMNIFICATION PAYMENTS. All indemnification payments made pursuant to this Article X shall be treated by the Buyers and Sellers as an adjustment to the Purchase Price to the extent permitted by law.

        10.7 SPAINCO. For purposes of this Article IX, Spainco's indemnification obligations as a Seller shall terminate as of the Auburn Closing.

                                   ARTICLE XI

                               GENERAL PROVISIONS

        11.1. AMENDMENTS AND WAIVER. No amendment, waiver or consent with respect to any provision of this Agreement or the Related Documents shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect that party's right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement or the Related Documents in any one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement or the Related Documents. Waivers may be made in advance or after the right occurred has arisen or the breach or default waived has occurred. Any waiver may be conditional.

        11.2. NOTICES. All notices, requests, demands, consents or waivers and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given, if personally delivered or sent by facsimile transmission (with immediate confirmation) with confirming copy sent by overnight courier (such as Express Mail, Federal Express, etc.) and a delivery receipt obtained and addressed to the intended recipient as follows:

                (a)     If to Sellers:

                        Kellwood Company
                        600 Kellwood Parkway
                        Chesterfield, Missouri  63017-5897
                        Attention: Thomas H. Pollihan, Esq., General Counsel Telecopy No.: (314) 576-3388

                        With a copy to:

                        McDermott, Will & Emery
                        227 West Monroe Street
                        Chicago, IL  60606-5096
                        Telecopy No.: (312) 984-7700
                        Attention:  Robert A. Schreck, Jr., P.C.


                (b)     If to Buyers:

                        Delta Galil USA Inc.

                        c/o Delta Galil Industries Ltd.
                        Textile Building
                        2 Kaufman Street
                        Tel Aviv 68012 Israel
                        Attention: Arnon Tiberg, President & CEO
                        Telecopy No.:  972-3-519-3790

                        With a copy to:

                        Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. One Azrieli Center, Round Building
                        Tel Aviv  67021 Israel
                        Attention:  Daniel K. Gamulka, Esq.
                        Telecopy No.: 972-3-607-4411

                        And to :

                        Pryor Cashman Sherman & Flynn LLP
                        410 Park Avenue
                        New York, NY 10022
                        Attention:  Kenneth Schulman, Esq.
                        Telecopy No.: 212-326-0806

Any party may change its address for receiving notice by written notice given to the others named above.

        11.3. EXPENSES. Buyers shall pay up to $500,000 of the transfer fee, if any, required by Wilson to assign or transfer the Wilson license in connection with the transaction contemplated in this Agreement. Buyers shall pay any other fees or expenses that Buyers deem reasonable and that are payable to any licensor in connection with the assignment or transfer to Buyers of any existing licenses. In no event shall Sellers be responsible for any fees or expenses payable to any licensor that arises as a result of the transaction contemplated hereunder. Except as otherwise expressly provided herein, each party to this Agreement shall pay its own costs and expenses in connection with the transactions contemplated hereby. If any action is brought by either party to enforce any provision of this Agreement, the prevailing party shall be entitled to recover court costs, arbitration expenses and reasonable attorneys' fees. The provisions of this Section 11.3 shall survive any termination of this Agreement.

        11.4. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        11.5. SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties named herein and their respective heirs, successors and permitted assigns. This Agreement shall not be assigned by Sellers or the Company without the express prior written consent of the Buyers and any attempted assignment, without such consent, shall be null and void. The Buyers may assign all or part of this Agreement and its rights and benefits hereunder
(a) to a Buyer Affiliate or (b) from and after the Auburn Closing to a person, not a party to this Agreement, who assumes all of the obligations of the Buyers hereunder, provided in each such case that no such assignment shall release the Buyers from its duties and obligations hereunder. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third-party beneficiary hereto.

        11.6. ENTIRE TRANSACTION. This Agreement and the documents referred to herein contain the entire understanding among the parties with respect to the transactions contemplated hereby and supersedes all other agreements, understandings and undertakings among the parties on the subject matter hereof; provided, however, that the provisions contained in the Confidentiality Agreement dated February 28, 2003, shall survive any termination of this Agreement and shall remain in full force and effect until the Auburn Closing contemplated hereby is consummated. All exhibits and schedules hereto are hereby incorporated by reference and made a part of this Agreement.

        11.7.   APPLICABLE LAW.

                (a) The parties acknowledge and agree that this Agreement constitutes a contract pertaining to a transaction covering in the aggregate not less than $1,000,000 and that their choice of law and choice of jurisdiction specified below have been made pursuant to and in accordance with Sections 5-1401 and 5-1402, respectively, of the New York General Obligations Law. Accordingly, the parties acknowledge and agree that this Agreement shall be governed by the laws of the State of New York, as to all matters including, but not limited to, matters of validity, construction, effect, performance and liability, without consideration of conflicts of laws provisions contained therein, and the courts of the State of New York have exclusive jurisdiction of all disputes with respect to an alleged breach of any representation, warranty, agreement or covenant of this Agreement, including, but not limited to, any dispute relating to the construction or interpretation of the rights and obligations of any party, which is not resolved through discussion between the parties.

                (b) The parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any New York State or Federal court sitting in New York County in any action or proceeding commenced by the Buyer or to which the Buyer is a party arising out of or relating to this Agreement, any Related Document or any transaction contemplated hereby or thereby. Sellers and the Company hereby irrevocably waive, to the fullest extent it or they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Sellers and the Company also irrevocably and unconditionally consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process by certified mail to the Sellers and the Company and their counsel at their respective addresses specified in Section 11.2. Sellers and the Company further irrevocably and unconditionally agree that a final judgment in any such action or proceeding (after exhaustion of all appeals or expiration of the time for appeal) shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

        11.8. ACCOUNTING TERMS. Any accounting terms used in this Agreement shall, unless otherwise specifically provided, have the meanings customarily given them in accordance with GAAP, and all financial computations hereunder shall, unless otherwise specifically provided, be computed in accordance with GAAP consistently applied.

        11.9. KNOWLEDGE. For purposes of this Agreement, any reference to "THE KNOWLEDGE OF" a party hereto when modifying any representation and warranty shall mean that such party has no knowledge after due inquiry that such representation and warranty is not true and correct to the same extent as provided in the applicable representation and warranty. The representations and warranties contained in this Agreement shall not be affected by any investigation, verification or examination by any party hereto or by anyone on behalf of any such party, or any knowledge of facts determined or determinable pursuant to such investigation.

        11.10. OTHER RULES OF CONSTRUCTION. References in this Agreement to sections, schedules and exhibits are to sections of, and schedules and exhibits to, this Agreement, unless otherwise indicated. Words in the singular include the plural and in the plural include the singular. The word "OR" is not exclusive. The word "INCLUDING" shall mean including, without limitation. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Each party hereto acknowledges that this Agreement has been negotiated at arms' length by the parties and their respective counsel and that neither party shall be deemed the author or drafter of this Agreement for purposes of construction of the terms hereof or for any other purpose. All parties hereto have participated substantially in the negotiation and drafting of this Agreement and each party hereby disclaims any defense or assertion that any ambiguity herein should be construed against the drafter.

        11.11. ANNOUNCEMENTS. No announcement of this Agreement or any transaction contemplated hereby shall be made by any party prior to the Auburn Closing without the written approval of the other party hereto (which approval shall not be unreasonable withheld), except as required by law (including applicable federal or foreign securities laws) or the regulations of any securities exchange.

        11.12. PARTIAL INVALIDITY. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.


                           [Signature page to follow]

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first written above.

BUYERS:                                         SELLERS:

DELTA GALIL USA INC.                            GCW HOLDINGS, INC.


By: /s/ Aviran Lahav                            By: /s/ Thomas Pollihan
    ----------------                                -------------------



DELTA GALIL INDUSTRIES, LTD                     KELLWOOD COMPANY


By: /s/ Aviran Lahav                            By: /s/ Thomas Pollihan
    ----------------                                -------------------


DELTA GALIL HOLLAND, B.V.                       GCI SPAINCO, S.L.


By: /s/ Aviran Lahav                            By: /s/ Thomas Pollihan
    ----------------                                -------------------

                              ACQUISITION OF STOCK
                                       OF
                           AUBURN HOSIERY MILLS, INC.

                                    SCHEDULES

1.2          Life Insurance Policies

1.3          Shutdown Expenses

1.6          Allocation of Purchase Price

3.3          Agreements Requiring Consent

3.5          Due Organization

3.6          Financial Statements

3.7          Interim Changes

3.8          Banking Relationships and Investments

3.9          Accounts Receivable

3.10         Inventory

3.11         Fixed Asset Register

3.12         Insurance

3.13         Title to Assets

3.14 (a)     Real Estate

3.14 (d)     Real Estate Leases

3.15         Personal Property Leases

3.16         Intellectual Property

3.17         Software and Information Systems

3.18         Customers and Suppliers

3.19 (a)     Employment Contracts

3.19 (b)     Employees

3.19 (c)     Unions

3.19 (h)     Employee Terminations

3.20         Licenses and Permits

3.21         Material Contracts

3.22         Tax Matters

3.23         Product Warranties

3.24         Product Liability

3.25         Legal Proceedings

3.26         Environmental Matters

3.29         Employee Benefits

3.30         List of Other Countries Employee Benefits

3.31(h)      Related Party Transactions

5.3          Interim Conduct of Business

10.2 (d)     Guarantees


                                    EXHIBITS

2.2      Wilson Letter Agreement


                                                                               2